Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           CROSS COUNTRY NURSES, INC.,

                              CROSS COUNTRY, INC.,

                                MED-STAFF, INC.,

                                WILLIAM G. DAVIS,

                   DAVIS FAMILY ELECTING SMALL BUSINESS TRUST

                               AND TIMOTHY RODDEN


                             DATED AS OF MAY 8, 2003










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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of May 8, 2003, among Cross Country Nurses, Inc., a Delaware corporation ("Buyer"), Cross Country, Inc., a Delaware corporation ("Parent"), Med-Staff, Inc., a Pennsylvania corporation ("Seller"), and William G. Davis ("Davis"), Davis Family Electing Small Business Trust (the "Trust") and Timothy Rodden ("Rodden," together with Davis and the Trust, the "Principals").

                                   WITNESSETH:

         WHEREAS, Seller is engaged in the business of temporary and permanent healthcare staffing (the "Business"); and

         WHEREAS, the Principals own all of the capital stock of Seller; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller used in or related to the Business, on the terms set forth herein; and

         WHEREAS, the Principals will receive substantial benefit from such transaction;

         NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.01. GENERAL, All Article and Section numbers, and Exhibit and Schedule references used in this Agreement refer to Articles and Sections of this Agreement, and Exhibits and Schedules attached hereto or delivered simultaneously herewith, unless otherwise specifically stated. Any of the terms defined in this Agreement may be used in the singular or the plural. In this Agreement, unless otherwise specifically stated, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific Section, paragraph or clause in which the word appears and words importing any gender include the neuter and the other genders.

         1.02. DEFINED TERMS. For purposes of this Agreement, including the Exhibits and Schedules, the following defined terms have the meanings set forth in this Section:

         "ACCOUNTS RECEIVABLE" means all of the outstanding accounts, notes and other receivables of Seller and the full benefit of all security for such accounts or rights to payment, including, but not limited to, Seller's outstanding accounts receivable and all unbilled fees for services rendered or products sold in connection with the Business prior to the Closing Date and any claim, remedy or other right related to any of the foregoing.

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         "ACQUISITION PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving
Seller: any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, five percent (5%) or more of the assets or the equity interests of Seller in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Contemplated Transactions (as defined herein).

         "ADJUSTED EBITDA" means the audited earnings before interest, income taxes, depreciation and amortization of the Business for the twelve month period ending December 31, 2003 (determined in accordance with generally accepted accounting principles) as adjusted to reflect certain one-time revenues and expenses, including, but not limited to, the following:

         (i) plus expenses accrued during 2003 relating to the Med-Staff Phantom Equity Plan and other personal expenses of the Principals mutually agreed upon by the parties that are of a nature that will not be incurred or continued by Buyer after the Closing Date; and

         (ii) minus amounts by which SG&A expenses in 2003 as a percentage of revenue are relatively less than those from the prior two-year periods (2001 and 2002) based on reasonableness and consistency, as mutually agreed upon by the parties hereto.

The Principals agree that in calculating the Adjusted EBITDA for the fiscal year ended December 31, 2003, the accrued professional liability expense shall be $837,500. Adjusted EBITDA shall not include (i) allocations of shared corporate expenses in excess of amounts that would have been incurred by Seller if the transaction had not occurred, (ii) allocation of overhead, executive compensation and employee benefit costs of Parent and its affiliates other than Buyer in its operation of the Business, including, without limitation, the compensation and related expenses associated with any employees of Parent or Buyer who are assigned to assist in the monitoring or integration of the Business, (iii) expenses associated with the consummation of the transactions contemplated by this Agreement (including any accounting and legal fees and expenses incurred in connection with the performance of special procedures in the calculation of Adjusted EBITDA for the period ending December 31, 2003) and
(iv) adjustments made in connection with the write-up of assets in connection with the transactions contemplated by this Agreement.

The parties acknowledge and agree that the following expenses incurred by Seller or Seller's successor (not including Buyer or any of its Affiliates) subsequent to the Closing shall not affect the calculation of Adjusted EBITDA: (i) payments made at or after the Closing by Seller or its successor in interest to persons employed by Seller at the time of Closing pursuant to Seller's Phantom Equity Plan or otherwise made as bonus payments contingent upon the Closing, (ii) any taxes or withholding payments made by Seller or its successor in interest associated with payments made pursuant to the preceding clause (i), and (iii) any taxes paid by Seller as a result of the consummation of the Contemplated Transactions, including, without limitation, capital stock tax, gross receipts tax or payroll tax.

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         "AFFILIATE" means, with respect to any specified Person, at the time at which such status is being determined, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director, partner, member or controlling stockholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct, or cause the direction of, the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

         "AGREEMENT" means this Asset Purchase Agreement.

         "ASSUMED CONTRACTS" has the meaning given to such term in Section 2.01(a)(ii).

         "ASSUMED LIABILITIES" has the meaning given such term in Section 2.02.

         "BASE NET WORKING CAPITAL RANGE" means an amount between and including $19,100,000 and $20,300,000.

         "BUSINESS" has the meaning given such term in the recitals hereto.

         "BUSINESS DAY" means a day that is not a Saturday or Sunday, nor a day on which banks are generally closed in New York City.

         "BUYER" has the meaning given such term in the preamble hereto.

         "BUYER CLAIMANTS" has the meaning given such term in Section 14.02.

         "BUYER GROUP" means, collectively, Buyer, Parent and their Affiliates.

         "BUYER PARTIES" means Buyer and Parent.

         "BUYER'S STATEMENT" has the meaning given such term in Section 2.06(b)(ii)(A).

         "BUYER'S CLOSING STATEMENT" has the meaning given such term in Section 4.02(b).

         "BUYER'S STATEMENT DELIVERY DATE" has the meaning given such term in
Section 2.06(b)(ii)(A).

         "CLAIM" means any claim, demand, suit, action or proceeding.

         "CLAIMANT" has the meaning given such term in Section 14.04.

         "CLOSING" means the actions to be taken by the parties described in
Section 3.03.

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         "CLOSING DATE" means on or before June 30, 2003 or another date mutually agreed upon in writing by the parties, subject to the terms and conditions herein.

         "CLOSING NET WORKING CAPITAL" means the amount equal to (x) Current Assets (minus the sum of (i) cash, cash equivalents, short term investments and marketable securities, (ii) non-transferable Accounts Receivable, (iii) without duplication, Accounts Receivable outstanding in excess of 90 days, (iv) prepaid expenses, rents and deposits for which Buyer is not assuming a corresponding liability hereunder (e.g. deposit on car leases, etc.), and (v) receivables from employees) minus (y) Current Liabilities of Seller (less the sum of (i) accrued state income taxes payable, and (ii) notes payable to any of the Principals and any accrued interest pertaining to such notes), all as of the Closing Date.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor law or successor regulations issued by the Internal Revenue Service pursuant to the Code or any successor law.

         "CONFIDENTIALITY AGREEMENT" has the meaning given such term in Section 8.03(c).

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated in this Agreement.

         "COVERED PARTIES" has the meaning given such term in Section 8.05.

         "CURRENT ASSETS" means the sum of (a) cash and cash equivalents, (b) short-term investments, (c) Accounts Receivable, (d) prepaid expenses (to the extent Buyer derives benefit therefrom following the Closing), (e) receivables from employees, and (f) prepaid rents and deposits (as each item is characterized in the audited balance sheet of the Seller as of December 31,
2002), included within the Financial Statements.

         "CURRENT LIABILITIES" means the sum of: (a) Accounts Payable, (b) accrued expenses (excluding accruals for professional liability expense), and
(c) accrued payroll and payroll taxes (as each item is characterized in the audited balance sheet of the Seller as of December 31, 2002 included within the Financial Statements).

         "DAMAGES" means any and all penalties, fines, damages (whether actual or consequential), liabilities, claims, losses, costs or expenses (including, but not limited to, reasonable Litigation Expenses) whether or not involving a third party claim.

         "E&Y" means Ernst & Young LLP.

         "EARNOUT DISPUTE PERIOD" has the meaning given such term in Section 2.06(b)(ii)(A) herein.

         "EARNOUT PAYMENT" has the meaning given such term in Section 2.06(b) herein.

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         "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" (as defined under Section 3(3) of ERISA) and any other health, life, vacation, bonus, deferred compensation, pension, retirement, stock purchase, stock appreciation, severance, post-retirement, individual employment, consulting, retention or change in control or any other employee benefit plan, agreement, trust fund, policy, arrangement or practice (written or unwritten, insured or uninsured).

         "ENVIRONMENT" means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, drinking water supply, streams, ponds, drainage basins, wetlands, ambient air (including indoor air), plant and animal life, stream and river sediments, biota and any indoor area, surface or physical medium and any other environmental medium or natural resource.

         "ENVIRONMENTAL LAWS" means any Law, order or judgment relating to the injury to, or the pollution or protection of, human health and safety (including occupational health and safety) or the Environment.

         "ENVIRONMENTAL LIABILITIES" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation or monitoring, or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, except for normal ongoing operating costs for maintaining compliance with Environmental Laws, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any of the Purchased Assets or in connection with the operation of the Business, (ii) the off-site transportation, treatment, storage or disposal of Hazardous Substances generated by the Business, (iii) the violation of or non-compliance with any Environmental Laws, (iv) exposure to any Hazardous Substances, noises, odors or vibrations or (B) which arise under the Environmental Laws. The term "remediation" includes the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., as amended.

         "ENVIRONMENTAL PERMITS" has the meaning given such term in Section 5.21(d).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and any successor law, regulations or rules issued pursuant thereto.

         "ERISA AFFILIATE" means any entity that would be deemed a "single employer" with the Seller under Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA.

         "ESCROW AGENT" means SunTrust Bank.

         "FACILITY" means, collectively, the properties located at 295 and 297 South Newtown Street Road, Newtown Square, Pennsylvania 19073 used by Seller to operate the Business.

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         "FACILITY LEASE" means that certain lease agreement, dated as of June
21, 2001, as amended, by and between Seller and Newtown Street Road Associates relating to the Facility and that certain lease agreement, dated as of June 23, 1998, by and between Seller and Newtown Street Road Associates, as amended.

         "FINAL ORDER" has the meaning given such term in Section 15.01(c).

         "FINANCIAL STATEMENTS" means (a) the audited balance sheets of Seller as of December 31 in each of the years ended 2000, 2001 and 2002 and the related audited statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, together with the report thereon of E&Y, independent certified public accountants (the "Audited Financial Statements") and (b) the Interim Financial Statements.

         "GAAP" means generally accepted accounting principles in the United States.

         "GOVERNMENTAL AUTHORITY" means any jurisdiction, whether domestic or foreign, exercising executive, legislative, judicial, police, regulatory, taxing authority, quasi-governmental or administrative functions of government, including, but not limited to, agencies, departments, boards, commissions or other instrumentalities.

          "HAZARDOUS SUBSTANCES" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances," "extremely hazardous substances," "hazardous materials," "hazardous wastes," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all deliverables thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

         "HOLDBACK AMOUNT" means the amount equal to the sum of (x) the Purchase Price Holdback Amount and (y) the Indemnity Holdback Amount.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "INSURANCE POLICIES" means all of the policies of fire, casualty, fidelity, liability, professional liability and other forms of insurance relating to the Business, as set forth in SCHEDULE 5.12.

          "INDEBTEDNESS" means without duplication (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property or services purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging

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transactions (valued at the termination value thereof), (v) all obligations evidenced by notes, bonds, debentures or other similar instruments, (vi) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vii) all obligations, contingent or otherwise, to purchase, redeem retire or otherwise acquire for value any capital stock, (viii) all trade payables, (ix) all guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a lien on property (including, but not limited to, accounts and contract rights) owned, whether or not assumed or liabilities for the payment of such obligation.

         "INDEMNITOR" has the meaning given such term in Section 14.04(a).

         "INDEMNITY CLAIM OBJECTION PERIOD" has the meaning given such term in
Section 15.01(a).

         "INDEMNITY HOLDBACK AMOUNT" means $7,500,000, which shall be held in escrow by the Escrow Agent and be paid in accordance with Article XV.

         "INDEMNITY HOLDBACK PAYMENT" has the meaning given such term in Section 15.01(b).

         "INDEMNITY HOLDBACK PAYMENT DATE" has the meaning given such term in
Section 15.01(b).

         "INDEMNITY HOLDBACK PAYMENT DEDUCTION" has the meaning given such term in Section 15.01(a).

         "INDEMNITY NOTICE" has the meaning given such term in Section 14.04(a).

         "INTERIM FINANCIAL STATEMENTS" means an unaudited balance sheet of Seller as of March 31, 2003, and the related unaudited statements of income, stockholders' equity and cash flows for the three (3) months then ended.

         "KEY EMPLOYEES" means, collectively, the following: Dave Brower, Dennis Sher, Isabelle Stanshine, Paul Giannaula, Jamie Huston, Jeff Ianotti, Vasken Aznavorian, Eric Stott, Todd Delaney and Debbie Vaden.

         "KNOWLEDGE" of any Seller Party means the knowledge, on the date of this Agreement or on the Closing Date, as applicable, of the Principals and Key Employees after having exercised reasonable diligence.

         "LAWS" means federal, state or local laws, statutes, ordinances, rules, regulations or directives, whether legislatively, judicially or administratively, promulgated, including, but not limited to, those related to health, safety or the Environment.

         "LEASE" has the meaning given such term in Section 5.05(a).

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         "LEASED REAL PROPERTY" means those parcels of leased real property used in the Business, including, but not limited to, the Facility.

         "LEASEHOLD SITES" has the meaning given such term in Section 5.05(a).

         "LENDERS" means the senior lenders under Buyer's Second Amended and Restated Credit Agreement, dated as of March 16, 2001 and amended thereafter.

         "LETTER OF INTENT" means the letter of intent dated January 10, 2003, between Parent and Seller, as amended on March 28, 2003.

         "LICENSE AGREEMENTS" has the meaning given such term in Section
5.17(b).

         "LICENSED IP" has the meaning given such term in Section 5.17(b).

         "LIEN" means any mortgage, pledge, hypothecation, security interest, agreement to sell, option to buy, right of first refusal, title retention device, restriction on transfer or other lien or encumbrance, including any of the foregoing arising under a deed of trust or indenture.

         "LITIGATION EXPENSES" means reasonable attorneys' fees and other costs and expenses incident to investigations or proceedings in respect of, or the prosecution or defense of, a Claim.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, operations, properties, contingent liabilities, material agreements, prospects or condition (financial or otherwise) of the Business. Seller may, however, at its option, include in the Disclosure Schedules items that would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding. Disclosure of any items on any Disclosure Schedules shall not be deemed to be an acknowledgment by Seller that such items would have a Material Adverse Effect or further define the meaning of such term for the purposes of this Agreement.

          "NET WORKING CAPITAL ADJUSTMENT DISPUTE PERIOD" has the meaning given such term in Section 4.02(c).

         "NET WORKING CAPITAL AMOUNT" has the meaning given such term in Section 4.02(a).

          "ORDINARY COURSE OF BUSINESS" means an action taken by a Person if:

         (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

         "OTHER CONTRACTS" has the meaning given such term in Section 2.04.

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         "OTS SOFTWARE" has the meaning given such term in Section 5.17(c).

         "OTS SOFTWARE LICENSE" has the meaning given such term in Section 5.17(c).

         "OVERAGE AMOUNT" has the meaning given to such item in Section 4.02(a).

         "PERMITS" means all governmental, quasi-governmental or regulatory agency licenses, consents, certificates of authority, accreditations, permits, registrations, orders, credentials, authorizations, certifications and approvals held or obtained by or issued to Seller in connection with the operation of the Business.

         "PERMITTED LIENS" means (a) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (b) mechanics', materialmen's, workers', repairmen's, warehousemen's, carriers' and other similar Liens for amounts which are not yet due and payable, or which may be paid without penalty, or which are being contested in good faith by appropriate proceedings; (c) Liens incurred in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security; and (d) other liens or imperfections on property, individually or in the aggregate, which are not material in amount or which, individually or in the aggregate, do not materially detract from the value of or materially impair the existing use of the property affected by such liens or imperfections.

         "PERSON" means any individual, general or limited partnership, firm, trust, association, corporation (including any non-profit corporation), joint venture, unincorporated organization, estate, other business entity or Governmental Authority.

         "PRINCIPALS" has the meaning given thereto in the preamble.

         "PURCHASE PRICE" has the meaning given such term in Section 2.06.

         "PURCHASE PRICE ADJUSTMENT PAYMENT DATE" has the meaning given such term in Section 4.02(a).

         "PURCHASE PRICE HOLDBACK AMOUNT" means $500,000 which shall be held in escrow by the Escrow Agent and to be paid in accordance with Section 4.02.

         "PURCHASED ASSETS" has the meaning given such term in Section 2.01(a).

         "REAL PROPERTY" has the meaning given such term in Section 5.21(a).

         "RELATED PERSON" means with respect to a particular individual:

         (i) each other member of such individual's Family (as hereinafter defined);

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         (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as hereinafter defined); and

         (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (ii) any Person that holds a Material Interest in such specified
Person;

         (iii) each Person that serves as a director, officer, partner, member, executor or trustee of such specified Person (or in a similar capacity);

         (iv) any Person in which such specified Person holds a Material
Interest;

         (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (vi) any Related Person of any individual described in clause (a) or
(b) below.

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule l3d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

         "RETAINED ASSETS" has the meaning given such term in Section 2.01(b).

         "RETAINED LIABILITIES" has the meaning given such term in Section 2.03.

         "SELLER" has the meaning given thereto in the preamble.

         "SELLER CLAIMANTS" has the meaning given such term in Section 14.03.

         "SELLER CLOSING DISPUTE NOTICE" has the meaning given such term in
Section 4.02(c).

         "SELLER'S DISPUTE NOTICE" has the meaning given such term in Section 2.06(b)(ii)(A).

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         "SELLER GRANTS" has the meaning given such term in Section 5.17(d).

         "SELLER INFRINGEMENT" has the meaning given such term in Section
5.17(g).

         "SELLER IP" collectively, means all intellectual property (other than OTS Software licensed by Seller) that is used or currently being developed by or on behalf of any Seller Party in connection with the Business, including, but not limited to, all of Seller's right, title and interest in and to the name "Med-Staff, Inc." and all derivations thereof, all patents, trademarks, service marks and all goodwill associated therewith, tradenames and service names and all goodwill associated therewith, logos, designs, formulations, copyrights (in both published and unpublished works) and other trade rights and all derivations, registrations and applications therefor, all know-how, trade secrets, patents, patent applications, inventions, confidential information, all versions of software (including, but not limited to, in all cases all source codes, object codes, programs, data, schema, applications, tools, modules, routines and sub-routines), technology, methods, processes, research and development, all telephone numbers, facsimile numbers, e-mail addresses, URLs and Internet domain addresses, all customer and supplier lists as of the Closing Date owned, used or licensed by Seller as a licensee or licensor that Seller has any interest in or has ever used in the Business, the Websites located at those locations set forth on SCHEDULE 5.17(A) attached hereto and all other Websites (including, but not limited to, all forms, images, photographs, graphics and graphic user interfaces, artwork, animation, video, audio, sound recordings, databases, scripts, names, likenesses, testimonials and all other text and content in whatever media that is viewable on or otherwise accessed through the Websites), all HTML elements that express or otherwise relate to the Websites, all computer programs, control panels, surcharge calculators, data files and data bases, notes, flow charts, schema, hypermaps, wireframes and diagrams and software documentation, and all common and civil law rights to the foregoing, all rights to royalties paid by others in respect of any of the foregoing and all claims or causes of actions for infringement thereof.

         "SELLER PARTIES" means, individually and collectively, Seller and each of the Principals.

         "SELLER PLAN" means any Employee Benefit Plan (1) maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any ERISA Affiliate as of the Closing Date on behalf of any director, member or employee of the Business (whether current, former or retired) or their beneficiaries or (2) with respect to which Seller or any ERISA Affiliate has on the Closing Date any obligation or contributed or contributes to on behalf of any such director, member or employee.

         "SHORTFALL AMOUNT" has the meaning given to such term in Section 4.02.

         "SUBSIDIARIES" of a party means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having power to elect at least a majority of the board of directors or other Persons performing similar functions or having power to manage such organization, is directly or indirectly owned or controlled by such party or one or more of its Subsidiaries.

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         "TANGIBLE ASSETS" means all of the tangible assets used in the
Business, including, but not limited to, machinery, office and other equipment, furniture, fixtures, supplies, inventory, furnishings, hardware, computers and related equipment, and business machines, parts and accessories (other than owned or leased vehicles).

         "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes (whether filed with or submitted to any Governmental Authority or required to be filed with or submitted with any Governmental Authority), including any schedule or attachment thereto, and including any amendment or extension thereof.

         "TAXES" means all federal, state, county, local, foreign and other taxes (including, but not limited to, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes, import duties and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including, but not limited to, interest, additions to tax or interest, charges and penalties with respect thereto imposed on Seller or any of the Purchased Assets.

         "TERMINATING BUYER EVENT" has the meaning given such term in Section 13.01(d).

         "TERMINATING SELLER EVENT" has the meaning given such term in Section 13.01(c).

         "THIRD-PARTY CLAIMS" has the meaning given such term in Section
15.01(c).

         "THREATENED" means any claim, proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) with respect to a claim, proceeding, dispute, action, or other matter being asserted, commenced taken, or otherwise pursued in the future.

         "TRADENAMES" has the meaning given such term in Section 5.17(e).

         "TRANSACTION DOCUMENTS" means this Agreement, the transfer and assumption documents to be executed at or before the Closing pursuant to Section 3.03, the Transitional Services Agreement and any other document or instrument required to be executed and delivered pursuant hereto.

         "TRANSFERRED EMPLOYEES" means (i) Davis, (ii) Rodden, (iii) the Key Employees, (iv) all other employees primarily serving the Business and actively employed as of the Closing Date, and (v) field employees of the Business as of the Closing Date.

         "TRANSITIONAL SERVICES AGREEMENT" means the Transitional Services Agreement, in the form of EXHIBIT 10.12 hereto, dated as of the date hereof, between Seller and Buyer.

         "WITHHELD AMOUNTS" has the meaning given such term in Section 15.01(c).

                                   ARTICLE II.
                                PURCHASE AND SALE

         2.01. ENUMERATION OF THE PURCHASED ASSETS; RETAINED ASSETS.

         (a) On the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest of Seller in and to all of the assets, rights and properties that are owned or leased by Seller and utilized in connection with the Business, other than the Retained Assets (collectively, the "Purchased Assets"), including, but not limited to:

                  (i) the Tangible Assets, including those set forth on SCHEDULE 2.01(A)(I);

                  (ii) subject to Section 2.04, all of the contracts and amendments of Seller relating to the Business set forth on SCHEDULE 2.01(A)(II) (the "Assumed Contracts"):

                  (iii) the Seller IP;

                  (iv) the Accounts Receivable (other than intercompany and other non-transferable accounts receivable);

                  (v) to the extent legally transferable or assignable, all right, title and interest in and to any and all Permits held in connection with the Business;

                  (vi) all books, records, general ledgers, operating data, employee records, computer records and other data of Seller relating to the Business, including, but not limited to, all customer and supplier lists, payment invoices, billing records, correspondence, all records, documents or data relating to accounting and financial information and all other sales and marketing information which relate to the Business and related information of the Business or used by the Business, all rights of Seller in all telephone and facsimile numbers and post office boxes used in connection with the Business, as well as all existing catalogs and other support material, advertising plans of any kind, sales literature, marketing material and related items (including, but not limited to, all art work and printers' plates presently in the possession of Seller's advertising agencies and printers);

                  (vii) subject to Section 2.01(b)(vii), all right, title and interest to all causes of action, claims and rights in litigation or which could result in litigation against any party pertaining to the Business or the Purchased Assets;

(viii) all deposits and prepaid expenses relating to the Purchased Assets;

                  (ix) all of the goodwill and other intangibles pertaining or relating to the Business and the Purchased Assets; and

                  (x) all Licensed IP.

         (b) The following assets of Seller (collectively, the "Retained Assets") shall not be included in the Purchased Assets:

                  (i) all cash, cash equivalents and investments, except to the extent held in escrow for the benefit of the Business or contractually required to be so held (e.g. prepaid expenses, deposits, bonds, etc.);

                  (ii) except as set forth on SCHEDULE 2.01(A)(II), Seller's Insurance Policies and rights in connection therewith;

                  (iii) all claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent that such claims and litigation relate to any Retained Assets or any Retained Liabilities;

                  (iv) Seller's corporate minutes, tax returns and other records having to do solely with such party's organization and/or capitalization, any books and records that such party is required by law to retain, and any books and records relating solely to Retained Assets and/or Retained Liabilities; provided, however, that Seller will promptly provide Buyer with copies thereof upon Buyer's reasonable request;

                  (v) any rights to any of Seller's claims for any federal, state or local tax refunds;

                  (vi) any Seller Plans not listed on SCHEDULE 2.01(A)(II) or
SCHEDULE 12.04 attached hereto;

                  (vii) all assets, if any, listed on SCHEDULE 2.01(B) hereto;
and

                  (viii) any rights which accrue or will accrue to Seller under this Agreement or the Contemplated Transactions.

         2.02. ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall not be liable for and is not assuming any liabilities of the Seller Parties whatsoever, other than (i) liabilities relating exclusively to the Purchased Assets or the Business, (ii) liabilities of Seller accruing in the Ordinary Course of Business, other than all liabilities relating to litigation or resulting from claims regarding breach of contract, death, personal injury, malpractice, all liabilities relating to or arising out of obligations of any Seller Party to any of their Affiliates, directors or officers, all liabilities relating to Taxes which arose prior to the Closing Date, all liabilities regarding retirement and post retirement benefits and all liabilities to present and past employees of Seller for severance payments other than those arising under the Seller Plans set forth on SCHEDULE 12.04 attached hereto and referred to in Sections 12.03 and 12.04 herein and (iii) liabilities accruing or arising after the Closing Date under the Assumed Contracts in force and effect as of the Closing Date (other than liabilities arising out of a breach or default prior to the Closing
Date)(collectively, the "Assumed Liabilities").

         2.03. RETAINED LIABILITIES. Except as otherwise provided in this Agreement, Buyer will not assume or be responsible for any, and each of the Seller Parties shall be and remain liable and responsible for, all obligations, liabilities, commitments and Indebtedness of any of the Seller Parties not specifically assumed by Buyer under Section 2.02 (the "Retained Liabilities"). Retained Liabilities include, among other things: (i) all liabilities of Seller under Seller's Phantom Equity Plan; (ii) all liabilities of Seller as a result of any claims arising in connection with breach of contract, death or personal injury, losses or damages caused by or resulting from the provision of any services by Seller prior to the Closing Date; (iii) all liabilities of Seller for Taxes; and (iv) all liabilities of Seller for wages, severance payments and employee benefits to the extent not fully accrued for by Seller in the calculation of the Closing Net Working Capital; (v) all liabilities for vacation and sick time to the extent not fully accrued for by Seller in the calculation of the Closing Net Working Capital; and (vi) liabilities of Seller Plans not listed on SCHEDULE 2.01(A)(II) or SCHEDULE 12.04 attached hereto. Seller shall retain all Retained Liabilities and shall discharge all such liabilities as and when due.

         2.04. OTHER CONTRACTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer, or an assignment or transfer of, any claim, contract, agreement or commitment of Seller or any claim or right to any benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent to such assignment or transfer by the other parties thereto, would constitute a breach thereof or in any way adversely affect the rights of Seller thereunder (the "Other Contracts"). In each case in which consent of a third party is required for assignment or transfer of such Other Contract to Buyer, Seller shall use its best efforts to obtain, and Buyer hereby agrees to cooperate with Seller in its efforts to obtain, such consent in a form acceptable to Buyer. If such consent is not obtained, Seller, the Principals and Buyer shall cooperate in an effort to provide Buyer the benefits and relieve Seller of the obligations under such Other Contract, including, but not limited to, Seller appointing Buyer as its subcontractor with respect to such Other Contract.

         2.05. NO ENCUMBRANCES. The sale, conveyance, assignment, transfer and delivery of the Purchased Assets hereunder shall be free and clear of any and all Liens, and shall be free and clear of all obligations and liabilities of the Seller Parties, except for Assumed Liabilities.

         2.06 CONSIDERATION. In consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets, Buyer and/or Parent shall deliver the following payments to Seller:

         (a) On the Closing Date, Buyer shall deliver to Seller:

                  (i) an amount of cash equal to $100,000,000 as consideration for the Assets; and

                  (ii) $4,000,000 as consideration for Seller and the Principals agreeing to structure the proposed transaction as a purchase of assets in lieu of a purchase of all of the issued and outstanding capital stock of Seller;

                  (iii) less the Holdback Amount, which shall be deposited by Buyer with the Escrow Agent on the Closing Date.

The payment calculated in accordance with this Section 2.06(a) and paid by Buyer to Seller shall be referred to as the "Closing Date Payment."

         (b) (i) If, and only if, the Adjusted EBITDA of the Business for the year ending 2003 is equal to or greater than $19,250,000 and subject to the provisions in Article IV herein and the terms and conditions set forth in
Section 2.06(b)(ii) below, Buyer shall pay Seller the additional amounts set forth below (the "Earnout Payment") based on the Adjusted EBITDA of the Business for the period commencing on January 1, 2003 and ending on December 31, 2003:

------------------------------------------------------------ ---------------------------------------------------------
                   2003 ADJUSTED EBITDA                                          EARNOUT PAYMENT
------------------------------------------------------------ ---------------------------------------------------------
                     = $19.25 million                                               $5 million
------------------------------------------------------------ ---------------------------------------------------------
                 > $19.25 < $20.25 million                   $5 million, plus $5.00 for each $1.00 of incremental
                 -                                           Adjusted EBITDA in excess of $19.25 million
------------------------------------------------------------ ---------------------------------------------------------
                 >$20.25 < $21.25 million                    $10 million, plus $12.50 for each $1.00 of incremental
                 -                                           Adjusted EBITDA in excess of $20.25 million
------------------------------------------------------------ ---------------------------------------------------------
                 > $21.25 < $22.25 million                   $22.5 million, plus $8.70 for each $1.00 of incremental
                 -                                           Adjusted EBITDA in excess of $21.25 million
------------------------------------------------------------ ---------------------------------------------------------
                 > $22.25 < $23.25 million                   $31.2 million, plus $3.80 for each $1.00 of incremental
                 -                                           Adjusted EBITDA in excess of $22.25 million
------------------------------------------------------------ ---------------------------------------------------------
                 > $23.25 < $24.25 million                   $35.0 million, plus $2.50 for each $1.00 of incremental
                 -                                           Adjusted EBITDA in excess of $23.25 million
------------------------------------------------------------ ---------------------------------------------------------
                      >$24.25 million                                             $37.5 million
------------------------------------------------------------ ---------------------------------------------------------

                  (ii) (A) Within seventy-five (75) days after December 31, 2003 (the "Buyer's Statement Delivery Date"), Buyer shall prepare and deliver to Seller a statement, prepared in accordance with GAAP using the accrual method of accounting (the "Buyer's Statement") showing in reasonable detail calculations of Adjusted EBITDA and the Earnout Payment, if any, payable in respect thereof and which shall be delivered to Seller. Seller shall have a period of fifteen
(15) Business Days after receipt of the Buyer's Statement (the "Earnout Dispute Period") within which to dispute the calculations set forth therein by means of a written notice of dispute setting forth in reasonable detail the grounds for such dispute ("Seller's Dispute Notice"). If Seller does not timely deliver Seller's Dispute Notice, the calculations set forth in the Buyer's Statement shall be final and binding on Seller and the Principals and Buyer shall thereafter promptly pay Seller any Earnout Payment detailed in the Buyer's Statement. Seller may, at any time during the Earnout Dispute Period, provide written notice to Buyer that Seller has agreed to the Earnout Payment detailed in the Buyer's Statement (which notice shall be irrevocable once received by Buyer), in which case Buyer shall pay to Seller such Earnout Payment within ten
(10) Business Days after Buyer has received such written notice.

                           (B) If Seller timely delivers a Seller Dispute
Notice within the Earnout Dispute Period, the dispute shall be resolved as set forth in this clause (B). Buyer and Seller shall first use their commercially reasonable efforts to resolve any dispute for a period of ten (10) days after Buyer has received the Seller Dispute Notice. If no resolution is achieved during such period, Buyer and Seller agree that PriceWaterhouse Coopers shall be retained by them to resolve the remaining elements of such dispute as soon as reasonably practicable based on a review of the Buyer's Statement, relevant books and records, work papers and other information supplied from time to time by Buyer and Seller, including, without limitation, the Seller Dispute Notice. PriceWaterhouse Coopers shall communicate its resolution to Buyer and Seller in writing as promptly as practicable after being retained and that resolution shall be final and binding upon Buyer, Seller and the Principals. If any unresolved dispute is submitted to PriceWaterhouse Coopers in accordance with this Section 2.06(b)(ii)(B), Buyer shall pay 50% of the fees and expenses of PriceWaterhouse Coopers and Seller and the Principals shall, jointly and severally, pay the other 50% thereof; provided, however, that all fees and expenses of Buyer's own accountants, advisors or other representatives, if any, shall be paid by Buyer and the fees and expenses of Seller's and the Principals own accountants, advisors or other representatives, if any shall be paid by them.

                           (C) Upon the final determination of an Earnout
Payment pursuant to Section 2.06(b)(ii)(B), Buyer shall pay to Seller within five (5) Business Days thereafter the finalized Earnout Payment, if any.

                           (D) The Earnout Payment shall be paid by Buyer,
at Seller's discretion, either (i) by certified or official bank check payable to the order of Seller or (ii) by wire transfer of federal funds to an account as Seller shall direct in writing on or before the Earnout Determination Date.

         The payments required to be made by Buyer to Seller pursuant to this
Section 2.06 are collectively referred to herein as the "Purchase Price." Those portions of the Purchase Price set forth in Sections 2.06(a) and (b) above are subject to further adjustment pursuant to Section 4.02 and Section 15.01 hereof.

                                  ARTICLE III.
                                     CLOSING

         3.01. CLOSING DATE. Unless otherwise agreed by the parties in an amendment to this Agreement, executed and delivered in accordance with Section 20.04, the Closing shall take place on the third Business Day after all conditions set forth in Articles X and XI have been satisfied or waived.

         3.02. TIME AND PLACE OF CLOSING; SIMULTANEITY. Subject to fulfillment or waiver of the conditions set forth in Articles X and XI, the Closing shall take place at 10:00 a.m. local time on the Closing Date at the offices of Proskauer Rose LLP or at such other time or place, as shall be mutually agreed upon by the parties. All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete. Each document of transfer or assumption executed and delivered pursuant to this Agreement must be reasonably satisfactory in form and substance to Seller and Buyer.

         3.03. ACTIONS AT THE CLOSING. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

         (a) Seller will execute and deliver to Buyer bills of sale, instruments of assignment and other instruments of transfer for the Purchased Assets, in form reasonably satisfactory to Buyer;

         (b) Buyer will pay the amounts payable on the Closing Date to Seller and the Escrow Agent under Section 2.06 herein by wire transfer of federal funds to such account as Seller and the Escrow Agent, as the case may be, shall direct in writing at least three (3) Business Days before the Closing Date;

         (c) The respective Buyer Parties and Seller Parties will deliver such certificates, opinions and other documents as are required by Articles X and XI; and

         (d) The respective Buyer Parties and Seller Parties will deliver all other documents, instruments and writings reasonably required to consummate the Contemplated Transactions.

         3.04. ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The Purchase Price shall be allocated for tax reporting purposes in the manner set forth in SCHEDULE 3.04 attached to this Agreement. Buyer and Seller declare that the valuation of the Purchased Assets and the Assumed Liabilities has been determined in good faith and as the result of arms' length bargaining and Buyer and Seller agree that no position inconsistent with the allocation agreed to by Buyer and Seller shall be taken by either party before any governmental or judicial authority. Buyer and Seller agree to file Internal Revenue Service Form 8594 in accordance with the agreed upon allocation referenced in SCHEDULE 3.04.

                                   ARTICLE IV.
                         NET WORKING CAPITAL ADJUSTMENT

         4.01. CLOSING OF BOOKS. Seller and Buyer shall cooperate to close Seller's books and related accounting records of Seller relating to the Business effective as of 12:01 a.m. local time on the Closing Date.

         4.02. NET WORKING CAPITAL ADJUSTMENT.

         (a) If the Closing Net Working Capital is within the Base Net Working Capital Range, then there shall be no adjustment to the Purchase Price and, in such event, Seller and Buyer shall jointly instruct the Escrow Agent to deliver to Seller the Purchase Price Holdback Amount. If the Closing Net Working Capital is below the Base Net Working Capital Range, then the Purchase Price shall be adjusted by an amount equal to the Closing Net Working Capital minus the low end of the Base Net Working Capital Range ($19,100,000). If the Closing Net Working Capital is above the Base Net Working Capital Range, then the Purchase Price shall be adjusted by an amount equal to the Closing Net Working Capital minus the high end of the Base Net Working Capital Range ($20,300,000. If the calculation provided in the two immediately preceding sentences results in a positive number, the Purchase Price shall be increased by such amount (the "Overage Amount"). If the Purchase Price is to be increased, (x) Seller and Buyer shall jointly instruct the Escrow Agent to deliver to Seller the Purchase Price Holdback Amount and (y) Buyer shall remit the Overage Amount to Seller. If the calculation provided in the first sentence of this Section 4.02(a) results in a negative number, the Purchase Price shall be decreased by the absolute value of such amount (the "Shortfall Amount"). If the Purchase Price is to be decreased, the Seller and Buyer shall jointly instruct the Escrow Agent to pay to Buyer from the Purchase Price Holdback Amount, the Shortfall Amount and the portion, if any, of the Purchase Price Holdback Amount that exceeds the Shortfall Amount shall be paid by the Escrow Agent to Seller. If the Shortfall Amount exceeds the Purchase Price Holdback Amount, Seller and Buyer shall jointly instruct the Escrow Agent to pay Buyer the full Purchase Price Holdback Amount. In addition, Seller shall pay to Buyer an amount equal to (x) the Shortfall Amount, minus (y) the Purchase Price Holdback Amount. All payments to be made pursuant to this Section shall be made on a date (the "Purchase Price Adjustment Payment Date") on or before the fifth Business Day after the date of the final determination of the Net Working Capital Amount.

         (b) Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement, prepared in accordance with generally accepted accounting principles (the "Buyer's Closing Statement"), showing the Closing Net Working Capital as well as the calculation of the Net Working Capital Amount. Upon and after delivery to Seller of the Buyer's Closing Statement, Seller and Seller's independent accountants shall be given access to Buyer's working papers to facilitate Seller's review of the calculation of the Net Working Capital Amount. The parties agree that any Accounts Receivable on Sellers balance sheet dated December 31, 2002 that are uncollected on or prior to the Closing Date and not fully reserved for on the Interim Financial Statements shall be written off as of the Closing Date. Any such write-off shall not negatively impact the calculation of Closing Net Working Capital.

         (c) Seller shall have thirty (30) days after receipt of the Buyer's Closing Statement (such 30-day period being, the "Net Working Capital Adjustment Dispute Period") within which to dispute the calculations set forth in the Buyer's Closing Statement by delivering a written notice of dispute, setting forth in reasonable detail the grounds for such dispute (the "Seller Closing Dispute Notice"). If Seller does not timely deliver a Seller Closing Dispute Notice, the calculation of the Net Working Capital Amount set forth in the Buyer's Closing Statement shall be final and binding on Seller. If Seller timely delivers a Seller Closing Dispute Notice within the Net Working Capital Adjustment Dispute Period, Buyer and Seller shall promptly use their commercially reasonable efforts to resolve such dispute through negotiation for a period of ten (10) Business Days following the date of Buyer's receipt of the Seller Closing Dispute Notice. If no resolution is achieved during such period, Buyer and Seller agree that PriceWaterhouse Coopers shall be retained by them to resolve the remaining elements of such dispute as soon as reasonably practicable. PriceWaterhouse Coopers shall communicate its resolution to Buyer and Seller in writing as promptly as practicable after being retained and that resolution shall be final and binding upon Buyer, Seller and the Principals. If any unresolved dispute is submitted to PriceWaterhouse Coopers in accordance with this Section 4.02(c), Buyer shall pay 50% of the fees and expenses of PriceWaterhouse Coopers and Seller and the Principals shall, jointly and severally, pay the other 50% thereof; provided, however, that all fees and expenses of Buyer's own accountants, advisors or other representatives, if any, shall be paid by Buyer and the fees and expenses of Seller's and the Principals own accountants, advisors or other representatives, if any, shall be paid by them.

                                   ARTICLE V.
                 SELLER PARTIES' REPRESENTATIONS AND WARRANTIES

         With the understanding that Buyer and Parent intend to rely hereon, Seller and each of the Principals, jointly and severally, represent and warrant to Buyer and Parent (which warranties and representations shall survive the Closing to the extent set forth in Section 14.01 herein regardless of what examinations, inspections, audits and other investigations Buyer and Parent have made or may hereafter make, with respect to such warranties and representations), as of the date hereof and as of the Closing Date as follows:

         5.01. SELLER PARTIES STATUS AND AUTHORITY, OWNERSHIP, ETC.

         (a) STATUS AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use and to perform all of its obligations under the Assumed Contracts. In connection with the Business, Seller is licensed or qualified to transact business and is in good standing as a foreign corporation in each jurisdiction set forth on SCHEDULE 5.01(A), which are all the jurisdictions where the failure of the Business to be so qualified would, individually or in the aggregate, have a Material Adverse Effect. Each of the Seller Parties has all requisite power and authority to execute, deliver and perform its/his obligations under the Transaction Documents to which it/he is or will be a party. A true, correct and complete copy of the Articles of Incorporation, Bylaws and any shareholders' agreements or voting agreements among shareholders (including all amendments and modifications thereto) are attached hereto as
SCHEDULE 5.01(A). Such Articles of Incorporation and Bylaws of Seller are in full force and effect and have not been amended since the date thereof and Seller is not in default thereunder, as applicable. True, correct and complete copies of the documents governing the Trust have been provided to Buyer and such documents are in full force and effect and have not been amended since the date thereof and the Trust is not in default thereunder.

         (b) COMPANY OWNERSHIP. The Principals own, of record and beneficially, all of the capital stock of Seller, free and clear of any Liens. There are no other rights, options or warrants outstanding to purchase equity. Seller is not a participant in any joint venture, partnership or similar arrangement and does not own of record, beneficially or equitably any capital stock, securities or other ownership interest, directly or indirectly, in any other firm, corporation or entity other than short-term investments.

         5.02. AUTHORIZATION; CONSENTS.

         (a) The execution and delivery by each Seller Party of the Transaction Documents to which it/he is or will be a party and the performance by the Seller Parties of their respective obligations hereunder and thereunder have been duly authorized by all required corporate and shareholder action, and no other corporate proceedings or shareholder actions are necessary to approve and authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

         (b) Except as set forth on SCHEDULE 5.02(B), no Seller Party is nor will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions herein where the failure to give such notice(s) or obtain such consent(s) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, including, but not limited to the assignment of the Assumed Contracts.

         5.03. EXECUTION AND DELIVERY. Each of the Seller Parties has duly and validly executed and delivered the Transaction Documents to which it/he is a party and which are being executed and delivered simultaneously with this Agreement; and such Transaction Documents are legal, valid and binding obligations of the respective Seller Parties, as applicable, enforceable against such parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered in a proceeding at law or in equity). The remaining Transaction Documents to which the respective Seller Parties will be a party, when executed and delivered at the Closing, will be duly and validly executed and delivered by the appropriate Seller Parties and upon such execution and delivery, will be legal, valid and binding obligations of the respective Seller Parties, enforceable against such parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered in a proceeding at law or in equity).

         5.04. NO CONFLICT. The execution and delivery by each of the Seller Parties of the Transaction Documents to which it/he is or will be a party, and such party's performance of its/his obligations hereunder and thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws, shareholders' agreement or other organizational documents of the Seller or the Trust; (ii) conflict with or violate, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration, termination or modification of any right or obligation pursuant to any agreement or contract to which any of the Seller Parties is a party or by which any of them (or any of their respective assets) is subject or bound, including, but not limited to, the Assumed Contracts, which event, individually or in the aggregate, would reasonably be expected to have a Material Adverse

Effect; (iii) conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Seller Parties or any of the Purchased Assets are subject; (iv) result in the imposition or creation of, or give any party the right to create, any Lien upon any of the Purchased Assets; (v) violate, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under any judgment, decree, order, writ, injunction or process of any Governmental Authority binding upon the Seller Parties or any of their respective businesses or properties, including the Purchased Assets; (vi) assuming that the parties comply with the requirements of the HSR Act, violate any Law applicable to either the Seller Parties or any of their respective businesses or properties, including the Purchased Assets; (vii) except as required by the HSR Act, require any of the Seller Parties to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Person where such event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or (viii) cause Buyer to become subject to, or to become liable for the payment of, any tax, except as set forth on SCHEDULE 5.04.

         5.05. LEASES; ASSUMED CONTRACTS.

         (a) SCHEDULE 5.05(A) sets forth a description of the Leased Real Property and any rights of third parties to occupy space at such leased premises. Seller enjoys peaceful possession of all such property. None of the Seller Parties or any of their Affiliates owns any real property used in the Business. Seller has valid and subsisting leasehold interests in each of the leasehold sites listed on SCHEDULE 5.05(A) (the "Leasehold Sites") pursuant to a written lease a true and correct copy of which has been delivered to Buyer (each a "Lease"), and Seller has not encumbered any such leasehold interest, except for Permitted Liens. No condition exists under any such Lease which, with notice, lapse of time or both, would constitute a default thereunder by Seller or, to the Seller Parties' Knowledge, any other party thereto. Seller has not granted or been granted any material waiver or forbearance with respect to any such Lease. Except as set forth on SCHEDULE 5.05(A), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, whether written or oral, pursuant to which a Seller Party has granted to any person the right to purchase, lease, use, possess or occupy any of the Leasehold Sites or any portion thereof, or any interest in any of the Leasehold Sites. Seller is in material compliance with all Laws applicable to, and has all Permits necessary for the use, occupancy, operation or maintenance of, each of the Leasehold Sites. No brokerage or leasing commissions are or may be due and payable by Seller with respect to any such Lease or any renewal or extension thereof.

         (b) Seller has delivered to Buyer true and correct copies of all written Assumed Contracts and summaries of all oral Assumed Contracts. Attached hereto as SCHEDULE 5.05(B) is a list of all Assumed Contracts (except those made in the Ordinary Course of Business and requiring annual payments or liabilities of Seller of $186,000 or less), including those which relate to the Purchased Assets or the operation of the Business and (i) under which Seller has any present or potential liability or obligation, or from which Seller derives, or may in the future derive, a benefit, (ii) which involve annual payments or liabilities of Seller in excess of $100,000, (iii) which relate to the license of any Seller IP by or from Seller (other than licenses arising from the purchase of OTS Software or other standard products), (iv) which contain provisions restricting or affecting the development, manufacture or distribution of Seller's products or services, or (v) which provide for indemnification by Seller. Neither Seller nor, to the Seller Parties' Knowledge, any other party, is in breach of or default under any Assumed Contract, except where such breach or such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Seller Parties' Knowledge, there exists no event or condition which (whether with or without notice, lapse of time or both) could reasonably be expected to constitute a default thereunder, gives rise to a right to accelerate or terminate any provision thereof or gives rise to any Lien on the Purchased Assets, except for those defaults, accelerations, terminations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no party to any of the Assumed Contracts, including the Leases, has made or asserted any claim or defense, set-off or counterclaim under any Assumed Contract or Lease or has exercised any option granted to it to cancel or terminate such agreement to shorten the term of such agreement or to extend or renew such agreement, and Seller has not received any notice to that effect. Each Assumed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller, and, to the Seller Parties' Knowledge, each other party thereto. Except as set forth on SCHEDULE 5.05(B), no Seller Party is restricted by any agreement or other commitment from carrying on the Business in any area of the world. None of the Assumed Contracts has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no current renegotiations of, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Assumed Contracts with any Person and, to the Knowledge of Seller and the Principals, no such Person has made written demand for such renegotiation.

         5.06. TANGIBLE ASSETS. Attached hereto as SCHEDULE 2.01(A)(I) is a true and correct list or description of the material Tangible Assets. Each of the Tangible Assets is in good and operable condition, reasonable wear and tear excepted, and is reasonably fit and usable for the purpose for which it is being used.

         5.07. TITLE TO PURCHASED ASSETS; ABSENCE OF LIENS. Seller owns or leases all of the Purchased Assets. Seller has good and valid title to all of the Purchased Assets, and in the case of leased or subleased items of Tangible Assets, real property or intangible personal property used in the Business, valid and subsisting leasehold interest therein, free and clear of (i) any Lien other than Permitted Liens which will be discharged prior to the Closing Date, or (ii) any adverse claims by any third parties. At the Closing and upon consummation of the Contemplated Transactions, Buyer will receive good and valid title to the Purchased Assets, free and clear of all Liens. The Purchased Assets are substantially the same as were held by Seller on December 31, 2002, except for changes occurring in the Ordinary Course of Business.

         5.08. THE BUSINESS. The Purchased Assets include all rights, properties, interests and assets that are necessary to permit Seller to carry on the Business as presently conducted. All of the assets and liabilities held by Medical Professional Contractors, Inc. and relating to the Business have been or will be transferred to Seller at or prior to the Closing Date.

         5.09. RELATED PERSONS.

         (a) Except as set forth on SCHEDULE 5.09, there are no obligations of Seller to officers, directors or employees of Seller or their Related Persons other than (a) for payment of salary, bonuses or other compensation for services rendered in such capacity and (b) reimbursement for reasonable expenses incurred in such capacity on behalf of Seller. Except as set forth on SCHEDULE 5.09(A)(I), no officer, director or employee of Seller or any of their Related Persons are indebted to Seller or have (and in the case of employees, to the Seller Parties' Knowledge) any direct or indirect ownership interest in any Person (i) with which Seller is an Affiliate, or with which Seller has a business relationship or (ii) that competes with Seller, except that such officers, directors or employees of the Seller may own up to five percent (5%) of the securities of any company listed on a national securities exchange or quoted on the Nasdaq Stock Market that competes with Seller. Except as set forth on SCHEDULE 5.09(A)(II), none of the officers, directors or employees of Seller or their Related Parties is, directly or indirectly, interested in any Assumed Contract.

         (b) Except as set forth on SCHEDULE 5.09(B)(I), as of the date of this Agreement, (i) there are no intercompany liabilities or obligations relating to the Business between any of Seller, the Principals, their Affiliates, their shareholders or Related Persons, (ii) no shareholder of Seller causes to be provided, or has any interest in any agreement for the provision of, any assets, services or facilities relating to the Business, (iii) neither Seller nor either of the Principals provides, or has any interest in any agreement for the provision of, any assets, services or facilities to the Business and (iv) none of Seller, the Principals or their Affiliates has any direct or indirect ownership interest in any Person with which Seller has a business relationship. Each of the liabilities and transactions listed in SCHEDULE 5.09(B)(I) was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed in SCHEDULE 5.09(B)(II), all settlements of intercompany liabilities relating to the Business between Seller, the Principals, and any of their Affiliates have been made, and all allocations of intercompany expenses have been applied, in the Ordinary Course of Business consistent with past practice. As of the date hereof and as of the Closing Date, neither the Principals nor their Affiliates have or will have any claims against Seller, except for claims arising out of the Contemplated Transactions.

         5.10. LITIGATION; INVESTIGATIONS.

         Except as set forth in SCHEDULE 5.10, there have not been in the past three (3) years, nor are there currently, any actions, suits or proceedings pending or, to the Seller Parties' Knowledge, actions, suits, investigations or proceedings Threatened against the Seller Parties (i) with respect to the Purchased Assets or the Business, (ii) with respect to the Agreement, the Transaction Documents or Contemplated Transactions, (iii) which may result, either individually or in the aggregate, in a Material Adverse Effect, (iv) which may result in any change in the current ownership of Seller, or (v) involving any of Seller's employees, directors or officers (current or former), including, but not limited to, healthcare staffing personnel of the Business in their capacity as such. None of the Seller Parties or any of their Affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority related to the Business. There is no action, suit, proceeding or investigation brought by any Seller Party currently pending or which such Person intends to initiate related to the Business. To Seller's and each Principal's Knowledge, no event has occurred or circumstance exists that may reasonably serve as a basis for the commencement of any proceeding against Seller, the Purchased Assets or the Business.

         To the Seller Parties' Knowledge, there are no pending or Threatened, governmental investigations against Seller or the Business.

         5.11. ABSENCE OF CHANGES OR EVENTS. Since December 31, 2002, the Business has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2002, Seller has not: (a) suffered any material adverse change which has had, or would reasonably be expected to have, a Material Adverse Effect, and to the Knowledge of the Seller Parties, no other event has occurred or circumstances exist that would reasonably be expected to cause a Material Adverse Effect; (b) suffered any damage, destruction or casualty loss (whether or not covered by insurance) which has had, or would reasonably be expected to have, a Material Adverse Effect on the Business or the Purchased Assets; (c) converted any Current Assets of the Business into non-current assets other than in the Ordinary Course of Business consistent with past practice; (d) written down the value of any inventory of the Business or written off as uncollectible any notes or Accounts Receivable of the Business other than in the Ordinary Course of Business consistent with past practice; (e) canceled any debts of the Business or waived any material claims or rights relating to the Business other than in the Ordinary Course of Business; (f) sold, transferred, leased or otherwise disposed of any of its properties or assets relating to the Business, except in the Ordinary Course of Business and consistent with past practice; (g) except as set forth on SCHEDULE 5.11, disposed of, abandoned or permitted to lapse any rights to the use of any Seller IP; (h) agreed, whether in writing or otherwise, to take any action described in this Section 5.11; (i) made any material change in the accounting methods of Seller relating to the Business; (j) failed to pay or satisfy any of its debts, obligations or liabilities as the same become due and owing; or (k) agreed to do any of the foregoing. In addition, without limiting the generality of the foregoing, except as set forth on SCHEDULE 5.11 and other than in the Ordinary Course of Business, since December 31, 2002, Seller has not: (i) granted any increase in the rate or terms of compensation payable or to become payable to any officers, directors or employees of the Business or granted any extraordinary bonus or compensation to any employee of Seller during the year ended December 31, 2002 that was not paid in full during such year; (ii) granted any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan payment or arrangement relating to the Business; (iii) entered into any employment bonus or deferred compensation agreement with any employee of the Business; (iv) entered into any agreement (including but not limited to, any borrowing, capital expenditure or capital financing of more than $50,000), material to the Business, except agreements in the Ordinary Course of Business; (v) made any change in accounting methods, principles or practices relating to Seller or the Business; (vi) paid, discharged or satisfied any claim, liability or obligation relating to the Business other than the payment, discharge or satisfaction of liabilities and obligations reflected or reserved against in the Financial Statements, or incurred in the Ordinary Course of Business and consistent with past practice; (vii) prepaid any obligation relating to the Business having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred, or not paid, within a reasonable date of when due, consistent with past practice, an account payable relating to the Business, or sought the extension of the payment date of any account payable relating to the Business, other than an account payable that was being contested in good faith; (viii) made any capital expenditures or commitments in excess of $50,000 in the aggregate for repairs or additions to Tangible Assets or other property relating to the Business; (ix) permitted or allowed any of its property or assets relating to the Business to be subjected to any Lien, other than Permitted Liens; or (x) agreed, whether in writing or otherwise, to take any action described in this Section 5.11. Since December 31, 2002, there has not been any damage to or destruction or loss of any Purchased Asset or property of Seller or the Leased Premises, whether or not covered by insurance, materially and adversely affecting the Purchased Assets, the Business, financial condition or prospects of Seller, taken as a whole.

         5.12. INSURANCE. SCHEDULE 5.12 is a true, correct and complete list of the insurance coverage (including insured, insurer, amount deductible, premium, expiration date) maintained by Seller or any of its Affiliates for the Business and the Purchased Assets, together with a list of all claims made under each such Insurance Policy. None of the Seller Parties nor any of their Affiliates have received any notice from, or on behalf of, any insurance carrier issuing to their Insurance Policies to the effect that: (a) insurance rates with respect to the Business or the Purchased Assets will be substantially increased; (b) there will be no renewal of existing policies; or (c) material modification of any aspect of the Business will be required. The insurance policies required to be disclosed on SCHEDULE 5.12 (i) are in full force and effect in accordance with their terms, (ii) no notice of cancellation, no restriction from relocating or suspension, modification or amendment to any Insurance Policy has been received, and, to the Seller Parties' Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, (iii) such Insurance Policies provide coverage in amounts and upon terms that are reasonable and adequate for people having similar business, operations and property, (iv) all premiums to date have been paid in full to the extent due and payable, and (v) Seller and its Affiliates, as applicable, have not been refused any insurance, or had its coverage limited by any insurance carrier.

         5.13. FINANCIAL STATEMENTS.

         (a) Annexed hereto as SCHEDULE 5.13(A)(I) is a true and complete copy of the Financial Statements. The Financial Statements present fairly, in all material respects, the financial condition and results of operations, cash flows and shareholders' equity of the Seller as at the date of such statements, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and are based on the books, records and accounts of Seller. Except as set forth on SCHEDULE 5.13(A)(II), Seller has no liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles and which are not fully accrued or reserved against in the balance sheet of Seller contained in the Financial Statements (except for changes in the Ordinary Course of Business since December 31, 2002) that do not and would not reasonably be expected to have a Material Adverse Effect). Except as set forth on SCHEDULE 5.13(A)(II), none of the Seller Parties or any of their Affiliates has any outstanding loans relating to the Business of any kind and none of Seller Parties' obligations which relate to the Business have been guaranteed by any other Person.

         (b) Except as set forth on the most recent balance sheet of Seller contained in the Financial Statements, and other than as disclosed on SCHEDULE 5.13(B), Seller does not have, and none of the Seller Parties or any of their Affiliates, on behalf of Seller, has any liabilities (including contingent liabilities) in excess of $50,000, except Current Liabilities incurred in the Ordinary Course of Business. To the Seller Parties' Knowledge, there is no basis for the assertion against the Seller Parties' of any claim or liability relating to the Business that would reasonably be expected to cause a Material Adverse Effect. No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the Financial Statements. Seller has not engaged in any transaction, maintained any bank account or used any of the funds of Seller in the conduct of its business, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

         5.14. EMPLOYEE AND LABOR RELATIONS.

         (a) SCHEDULE 5.14(A) includes a true and complete list of all full and part-time employees and independent contractors of the Business and their compensation, including the date and amount of the most recent increase in each employee's compensation. There are no collective bargaining agreements with any of the employees of the Business. There is no labor union organizing to the Seller Parties' Knowledge, pending or Threatened with respect to the Business, and no restriction from relocation or closing any of its obligations. To the Seller Parties' Knowledge, no employee of the Business, or any consultant with whom Seller has contracted in connection with the Business, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Seller because of the nature of the business to be conducted by the Business; and to the Seller Parties' Knowledge, the continued employment by Seller of its present employees of the Business, and the performance of Seller's contracts with its independent contractors in connection with the Business, will not result in any such violation. None of the Seller Parties have received any notice alleging that any such violation has occurred. Seller is not bound to employ, or to continue the employment of, any employee of the Business for any period. Except as disclosed on SCHEDULE 5.14(A), Seller is not bound to pay any amounts to any employee of the Business following such employee's termination of employment. To the Seller Parties' Knowledge, no officer or Key Employee, or any group of Key Employees, intends to terminate their employment with Seller, nor does Seller have a present intention to terminate the employment of any officer, Key Employee or group of Key Employees, except as contemplated by this Agreement.

         (b) Except as set forth in SCHEDULE 5.14(B), there have not been in the last twelve (12) months, nor are there currently, any actions, suits or proceedings pending or, to the Seller Parties' Knowledge, actions, suits, investigations or proceedings Threatened against Seller or any of its Affiliates by any employees, former employees, employees' collective bargaining representatives, job applicants or any association or group of such persons, relating to employment in or with Seller or the Business. Except as set forth in
SCHEDULE 5.14(B), there are no written personnel policies, rules or procedures applicable to any employees of the Business. True and correct copies of all such policies, rules or procedures set forth in SCHEDULE 5.14(B) have been provided to Buyer. Seller and each of its Affiliates have complied in all material respects with all Laws applicable to present or former employees (or any Person found to be a present or former employee), employees' collective bargaining representatives, job applicants or any association or group of such persons, of the Business, including but not limited to any provisions thereof relating to terms and conditions of employment, wages, hours, the payment of social security and similar taxes and occupational safety and health.

         5.15. EMPLOYEE BENEFITS.

         (a) SCHEDULE 5.15(A) sets forth a true and complete list of all Seller Plans.

         (b) Neither Seller, any ERISA Affiliate nor any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, but not limited to any, "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

         (c) With respect to each of the Seller Plans and to the Seller Parties'
Knowledge: (i) each Seller Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS or is on a standardized prototype document that is the subject of a favorable opinion letter to the effect that the Seller Plan is qualified in form under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (ii) all payments required by any Seller Plan, any collective bargaining agreement or other agreement or by law (including, but not limited to, all contributions, insurance premiums or intercompany charges) with respect to all periods through the Closing Date shall have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by Seller as applicable, by full accruals as if all targets required by such Seller Plan had been or will be met at maximum levels) on its financial statements; (iii) no claim, lawsuit, arbitration or other action has been Threatened, asserted, instituted or is anticipated against the Seller Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof in their capacities as trustees or fiduciaries of such Seller Plan or, with respect to the Seller Plans, against, Seller, any ERISA Affiliate, or any director, officer or employee thereof or any of the assets of any trust of the Seller Plans; (iv) the Seller Plan complies and has been maintained and operated in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code; (v) no "prohibited transaction" within the meaning of
Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Seller Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction"); (vi) no Seller Plan is under audit or investigation by the IRS, U.S. Department of Labor or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty that has not been paid as of the Closing Date; and (vii) with respect to each Seller Plan that is funded mostly or partially through an insurance policy, neither Seller nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date.

         (d) Except for liability under Part 6 of Title I of ERISA and Section 203 of ERISA and as set forth on SCHEDULE 5.15(D), to the Seller Parties' Knowledge, the consummation of the Contemplated Transaction will not give rise to any liability arising under any of the Seller Plans, including, but not limited to, liability for severance pay, unemployment compensation, termination pay or withdrawal liability or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee or shareholder of Seller (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. Neither Seller nor any ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. None of Seller, any ERISA Affiliate or any officer, member or employee thereof, has made any promises or commitments to create any additional plan, agreement or arrangement or to modify or change any existing Seller Plan, except as set forth in Sections 12.03 and 12.04 herein or in SCHEDULE 2.01(A)(II) attached hereto. Except as set forth in Section 204(g) of ERISA and Section 411(d)(6) of the Code, no event, condition or circumstance exists that would prevent the amendment or termination of any Seller Plan.

         (e) Seller has delivered to Buyer true, correct and complete copies of:

                  (i) all documents (and amendments or modifications thereto) that set forth the terms of each Seller Plan, including (A) all plan descriptions and summary plan descriptions of Seller Plans for which Seller is required to prepare, file and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Seller Plans, for which a plan description or summary plan description is not required;

                  (ii) all current personnel, payroll and employment manuals and policies;

                  (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Seller and the ERISA Affiliates of Seller, if any, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                  (iv) a written description of any Seller Plan that is not otherwise in writing;

                  (v) all registration statements filed with respect to any Seller Plan;

                  (vi) all current Insurance Policies purchased by or to provide benefits under any Seller Plan;

                  (vii) all current contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Seller Plan;

                  (viii) the Form 5500 filed in each of the most recent three plan years with respect to the Seller Plan, including all schedules thereto and the opinions of independent accountants, if applicable;

                  (ix) all notices that were given by Seller or any Seller Plan to the IRS or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement; and

                  (x) all notices that were given by the IRS, the PBGC, or the Department of Labor to Seller or any Seller Plan within the four years preceding the date of this Agreement.

         5.16. COMPLIANCE WITH LAWS; PERMITS.

         (a) The use, operation, ownership and possession of the Purchased Assets by Seller and its Affiliates and the operation of the Business are in compliance with all applicable Laws, including, but not limited to, all Occupational Safety and Health Administration Laws. Neither Seller, nor either of the Principals has received any notification, demand, subpoena or inquiry (whether oral or written) relating to any present or past failure by the Business to comply with any Laws or any order, writ, injunction, judgment or decree of any Governmental Authority nor, to the Seller Parties' Knowledge, has the Business been the subject of any inquiry or investigation by any Governmental Authority regarding any such present or past failure. Except as set forth on SCHEDULE 5.16(A), Seller is not a party to any contract that would require Seller to comply with federal affirmative action Laws.

         (b) Seller has all Permits necessary for the conduct of the Business where the failure to do so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and each of such Permits is listed on SCHEDULE 5.16(B) and each is in full force and effect; there are no proceedings pending or, to the Seller Parties' Knowledge, Threatened that may result in the revocation, cancellation, suspension or modification of any Permit. The Permits listed on SCHEDULE 5.16(B) constitute all of the Permits necessary for Seller to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such assets.

         (c) (i) Except as set forth on SCHEDULE 5.16(C)(I), to the Seller Parties' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would be reasonably likely to result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Law, or (B) would be reasonably likely to give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (ii) Except as set forth on SCHEDULE 5.16(C)(II), none of the Seller Parties have received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         5.17. INTELLECTUAL PROPERTY.

         (a) The Seller IP comprises all intellectual property and intellectual property rights necessary for or used in the Business as currently conducted. Except for Licensed IP and OTS Software, Seller is the sole and exclusive owner of all of Seller IP, free and clear of all Liens other than Permitted Liens which shall be discharged prior to the Closing Date. Except for Licensed IP and OTS Software, all Seller IP has been (i) developed, created or invented by Seller's employees in the normal course of their employment or (ii) acquired by Seller from third parties pursuant to valid and enforceable acquisition agreements, assignments and/or work-for-hire agreements. SCHEDULE 5.17(A) attached hereto is a true and correct list of all Seller IP. SCHEDULE 5.17(A) attached hereto is a true and correct list of all Seller IP in respect of which Seller has registered or applied for registration, including, but not limited to, all trademark, copyright and patent registrations and registration applications. All registrations disclosed on SCHEDULE 5.17(A) are valid, subsisting and in full force and effect.

         (b) SCHEDULE 5.17(B) is a true and correct list of all Seller IP that the Business uses and/or has a right to use under license or other authorization from a third party ("Licensed IP"). SCHEDULE 5.17(B) also sets forth the name and address of the grantor with respect to each item of Licensed IP ("License Agreements"). Except as disclosed on SCHEDULE 5.17(B), none of the Licensed IP has been incorporated into or made a part of any Seller IP or any other Licensed IP. Seller has not received notice of cancellation, termination or refusal to renew. Except as set forth on SCHEDULE 5.17(B), Seller is not in breach of any Licensed IP.

         (c) SCHEDULE 5.17(C) is a true and correct list of all off-the-shelf software that is used by the Business ("OTS Software"). Except as disclosed on
SCHEDULE 5.17(C), Seller obtained all OTS Software pursuant to a shrink-wrap, cling-wrap or similar agreement between licensor and Seller (each, an "OTS Software License").

         (d) SCHEDULE 5.17(D) attached hereto sets forth a true and correct list of all agreements pursuant to which Seller grants to any one or more third parties the license, sublicense, right, authorization or other consent to access and/or use, for whatever purpose, any part or all of Seller IP, Licensed IP or OTS Software (the "Seller Grants"). SCHEDULE 5.17(D) also sets forth the name and address of the grantee and a summary of the material terms and conditions of each Seller Grant. Seller has not received notice of cancellation, termination or refusal to renew. Seller is not in breach of any Seller Grants.

         (e) SCHEDULE 5.17(E) attached hereto lists all of Seller's registered and unregistered tradenames, service names and/or assumed names (collectively, "Tradenames") that are currently used, intended to be used or have been used in connection with the Business.

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

         (f) Except as set forth on SCHEDULE 5.17(F), Seller has taken all measures reasonably necessary to maintain and protect its right, title and/or interest in and to each item of Seller IP, including in response to any action taken by Governmental Authorities. Expressly, but without limiting the generality of the foregoing, Seller has taken all measures reasonably necessary to protect the confidentiality of that part of Seller IP that is comprised of the trade secrets of Seller or of Seller's licensors. Seller has not disclosed Seller IP to any person, or is contractually obligated to disclose such Seller IP except as set forth on SCHEDULE 5.17(F).

         (g) In connection with the Business, Seller has not infringed on, violated and/or misappropriated and, to Seller Parties' Knowledge, is not infringing on, violating and/or misappropriating, the rights of any third party, including, but not limited to, any copyright, patent rights, trademark rights, trade secret rights, other intellectual property rights, or rights of privacy or publicity, except as set forth on SCHEDULE 5.17(G) (collectively, "Seller Infringement"). Seller has no reason to believe that continued operation of the Business will interfere with, infringe upon or misappropriate intellectual property of any other person, except as set forth on SCHEDULE 5.17(G). No claim of Seller Infringement has been asserted or, to Seller Parties' Knowledge, Threatened by any Person in connection with the Business. Except as set forth on
SCHEDULE 5.17(G), Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any one or more items of Seller IP.

         (h) Except as set forth on SCHEDULE 5.17(H), no claims have been asserted or, to the Seller Parties' Knowledge, Threatened by any Person, nor, to the Seller Parties' Knowledge, is there any basis for any bona fide claims challenging the ownership, legality, use, validity and/or enforceability of the Seller IP, and/or Seller's rights under the License Agreements and the OTS Software Licenses.

         (i) To Seller Parties' Knowledge, no Person (including, but not limited to, any employee or former employee of the Business) has infringed upon, violated, misappropriated or otherwise used without the consent of Seller any part or all of Seller IP.

         (j) Except as set forth on SCHEDULE 5.17(J), all patents and trademarks have been registered with the United States Patent and Trademark Office, if any, are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

         5.18. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 5.18, all of the Accounts Receivable reflected on the Financial Statements (i) represent sales actually made in the Ordinary Course of Business for goods or services delivered or rendered in bona fide arm's length transactions, (ii) are or will be as of the Closing Date current and collectible and are payable on ordinary trade terms, (iii) are current (i.e., outstanding fewer than ninety (90) days past the day of invoice), (iv) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (v) are not subject to any valid set-off or counterclaim, (vi) are collectible in the

Ordinary Course of Business in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the most recent balance sheet included in the Interim Financial Statements and (vii) are not the subject of any actions, suits or proceedings brought by or on behalf of the Seller Parties or their Affiliates.

         5.19. TAXES.

         (a) Seller has timely filed (or had filed on its behalf) with appropriate tax authorities all Tax Returns required to be filed by it; Seller has delivered to Buyer copies of all Tax Returns filed by it since the year ending 1999; to the Seller Parties' Knowledge, all such Tax Returns are true, correct and complete in all material respects; and Seller has timely paid or accrued (or had paid or accrued on its behalf) all Taxes due for all periods ending on or prior to the Closing Date; (b) all amounts required to be withheld or collected by Seller from customers or from or on behalf of employees or independent contractors with respect to the Business for income, social security and unemployment insurance Taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by law, held in accounts for such purpose; (c) there are no pending actions or proceedings by any applicable taxing authority for the assessment, collection, adjustment or deficiency of Taxes against Seller relating to the Business and, to the Seller Parties' Knowledge, there are no pending Tax audits of Seller; (d) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any assessment of Tax or audit of any Tax Return of Seller for any period; and (e) Seller throughout its existence has been classified as a corporation for federal tax purposes. An extension of time to file any Tax Return that has not been filed has not been required or granted. Seller has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers through the date of this Agreement. To the Seller Parties' Knowledge, there is no dispute as to Taxes payable by Seller that could have or result in any adverse effect on the Purchased Assets, the Business or, after the Closing Date, the Buyer. There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets.

         5.20. FINDERS. Neither the Seller Parties nor anyone acting on their behalf, has taken any action that, directly or indirectly, would obligate Seller to anyone other than Goldman Sachs & Co. acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the Contemplated Transactions hereby.

         5.21. ENVIRONMENTAL MATTERS.

         (a) All of the current and past operations of the Purchased Assets and the Business, including any operations at or from any real property presently or formerly owned, used, leased, occupied, managed or operated by Seller in connection with the Business (the "Real Property"), comply and have at all times complied, in all material respects, with all applicable Environmental Laws. Neither Seller, nor to any Seller Parties' Knowledge, any other Person, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property, for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any Hazardous Substances at, on, under or from the Real Property, except in full compliance with all applicable Environmental Laws.

         (b) To the Seller Parties' Knowledge, neither the Purchased Assets nor the Real Property contain any Hazardous Substances in, on, over, under or at it, in concentrations which violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of a material Environmental Liability on the owner, lessee, manager or operator of the Real Property under any applicable Environmental Laws, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under.

         (c) To the Seller Parties' Knowledge, none of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., or any similar inventory of sites requiring investigation, monitoring or remediation maintained by any state or locality. Seller has not received any notice from any Governmental Authority or other Person of any actual or Threatened Environmental Liabilities with respect to the Real Property, the Business or the Purchased Assets.

         (d) Seller has all the permits, licenses, authorizations and approvals materially necessary in connection with the Business and for the operations on, in or at the Purchased Assets and the Real Property (the "Environmental Permits"), that are required under applicable Environmental Laws. Seller is materially in full compliance with the terms and conditions of all such Environmental Permits.

         (e) Seller has not contractually nor, to Seller Parties' Knowledge, by operation of law (including the Environmental Laws) or otherwise, assumed or succeeded to any Environmental Liabilities of any predecessors or any other person or entity except for Environmental Liabilities not related to the Real Property, the Business or the Purchased Assets.

         5.22. QUESTIONABLE PAYMENTS. In connection with the Business, neither the Seller Parties nor any officer or director of Seller, nor to the Seller Parties' Knowledge, any agent, employee, or any other Person acting on behalf of the Seller Parties has, directly or indirectly, used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses; made any unlawful payment to government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; made or received any bribe or any unlawful rebate, payoff, influence payment, kickback or other payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback or other payment of a similar or comparable nature, to any governmental or non-governmental Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business or for special concessions secured.

         5.23. BOOKS AND RECORDS. The books of account, minute books, stock record books, sales records, payment records, invoices, shipment records, production records, customer complaint and recall records, purchasing records and any and all formulations (including, but not limited to, governmental formulations) of Seller, all of which have been made available to Buyer, are true, complete and correct in all material respects and have been maintained in accordance with sound business practices and on a consistent basis.

         5.24. NO SUBSIDIARIES. Seller does not own, either of record, beneficially or equitably, any capital stock or other securities or any other direct or indirect interest in any firm, corporation or other entity (including any joint venture or partnership) other than short-term investments.

         5.25. CLIENTS AND SUPPLIERS. SCHEDULE 5.25 contains a list setting forth the twenty (20) largest per diem nurse clients of Seller and the twenty
(20) largest travel nurse clients of Seller, by dollar amount of revenues over each of the 12-month periods ended December 31, 2000, 2001 and 2002. All commitments by Seller to provide services to each of its clients or to receive services from its suppliers have been made in the Ordinary Course of Business, and Seller has made no payments to any client, supplier or their representatives other than pursuant to invoices prepared or received by Seller in the Ordinary Course of Business.

         5.26. FULL DISCLOSURE. This Agreement, the Schedules and Exhibits hereto and the Transaction Documents do not contain any untrue statement of a material fact nor, to the Seller Parties' Knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Seller Parties' Knowledge, there are no facts which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect that have not been set forth in the Agreement, the Schedules or the Exhibits hereto, or in the Transaction Documents.

                                   ARTICLE VI.
               BUYER'S AND PARENT'S REPRESENTATIONS AND WARRANTIES

         With the understanding that Seller and the Principals intend to rely hereon, Buyer and Parent, jointly and severally, represent and warrant to Seller and each of the Principals (which warranties and representations shall survive the Closing to the extent set forth in Section 14.01 herein regardless of what examinations, inspections, audits and other investigations Seller and the Principals have made or may hereafter make, with respect to such warranties and representations), as of the date hereof and as of the Closing Date as follows:
Seller and Parent, jointly and severally, represent and warrant to Buyer and the Principals as follows:

         6.01. CORPORATE STATUS AND AUTHORITY. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own its properties and to carry on its business as presently conducted. Each of the Buyer Parties has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or will be a party.

         6.02. AUTHORIZATION. The execution and delivery by each of the Buyer Parties of this Agreement and, as applicable, the Transaction Documents to which it is or will be a party, and its performance of its obligations hereunder and thereunder, have been duly authorized by all required corporate action and no other corporate proceedings are necessary to approve and authorize the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

         6.03. EXECUTION AND DELIVERY. Each of the Buyer Parties has duly and validly executed and delivered this Agreement and, as applicable, the Transaction Documents to which it is a party and which are being executed and delivered simultaneously with this Agreement; and, this Agreement and such Transaction Documents, as applicable, are valid and binding obligations of each of the Buyer Parties, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered in a proceeding at law or in equity). The remaining Transaction Documents to which each of the Buyer Parties will be a party, when executed and delivered at the Closing, will be duly and validly executed and delivered by each of the Buyer Parties, and upon such execution and delivery, will be legal, valid and binding obligations of each of the Buyer Parties, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether or not considered on a proceeding at law or in equity).

         6.04. NO CONFLICT. The execution and delivery by each of the Buyer Parties of the Transaction Documents to which it is or will be a party, and such party's performance of its obligations hereunder and thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws, shareholders' agreement or other organizational documents of the Buyer Parties;
(ii) except for the consent from our Lender, conflict with or violate, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration, termination or modification of any right or obligation pursuant to any agreement or contract to which any of the Buyer Parties is a party or by which any of them (or any of their respective assets) is subject or bound, which event, individually or in the aggregate, would reasonably be expected to have a material adverse effect; (iii) conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Buyer Parties or are subject or (iv) except for the approval of its Lenders and pursuant to the HSR Act, require any authorization, consent, approval or waiver from any Person.

         6.05. LITIGATION AND PROCEEDINGS. There are no claims, actions, suits, proceedings or investigations, judicial or administrative, pending or, to the Knowledge of either Buyer Party, Threatened against or involving Buyer or Parent that seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might materially adversely affect the ability of the parties to consummate the transactions contemplated hereby.

         6.06. FINDERS. Neither the Buyer Parties nor anyone acting on their behalf, has taken any action that, directly or indirectly, would obligate Buyer to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

                                  ARTICLE VII.
                    NONCOMPETITION; NONSOLICITATION COVENANTS

         7.01. NONCOMPETITION.

         (a) Seller and each of the Principals hereby acknowledge that: (i) the agreements and covenants they are providing in this Section 7.01 are reasonable and necessary to the protection of the Buyer Group's legitimate interests in the undertakings contemplated by this Agreement; (ii) Seller and each of the Principals have certain Knowledge of the business operations that may be required to ensure the effective and successful conduct of the Business, (iii) Buyer will be irreparably damaged and its substantial investment in the undertakings contemplated by this Agreement materially impaired if Seller and/or the Principals were to enter into an activity competing or interfering with the businesses of the Buyer Group in violation of the terms of this Section 7.01 or if they were to disclose or make unauthorized use of any confidential information concerning the Business or the Purchased Assets; (iv) the scope and length of the term of this Section 7.01 and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress or coercion of any kind and the full, uninhibited and faithful observance of each of the agreements and covenants contained in this Section 7.01 will not cause Seller or either Principal any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Section 7.01 will not impair either Principal's ability, if he so desires, to engage in other business ventures acceptable to him or otherwise obtain income required for his profitable operation and the satisfaction of the needs of his creditors.

         (b) Seller and each of the Principals covenant and agree that they will not, and will cause their Affiliates not to, directly or indirectly, at any time from the date of this Agreement and continuing for a period of five (5) years after the Closing Date, compete with Buyer or any of its Affiliates in the United States of America, directly or indirectly, whether for its own account or otherwise. As used in this Article VII, to "compete" shall mean to, directly or indirectly, own, manage, operate, join, control, be employed by, or become a director, officer, employee, agent, broker, consultant, representative or shareholder of a corporation or an owner of an interest in or an employee, agent, broker, consultant, representative or partner of a partnership or in any other capacity whatsoever of any other form of business association, sole proprietorship or partnership, or otherwise be connected in any manner with the ownership, management or operation of any Person that engages in a business similar to the Business; provided, however, that nothing herein shall prevent Seller, the Principals or their Affiliates from (i) engaging in the temporary placement business of information technology personnel (including, but not limited to, such personnel as computer programmers or other similarly skilled individuals engaged in similar lines of work) or (ii) acquiring up to five percent (5%) of the securities of any company listed on a national securities exchange or quoted on the Nasdaq Stock Market.

         7.02. NONSOLICITATION. For a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, neither Seller, the Principals nor any of their Affiliates shall, unless acting with the express written consent of Buyer, directly or indirectly, in any capacity, (i) solicit, induce or employ any Person who is or was, at the time of such solicitation, inducement or employment by Seller or its Affiliates, an employee, subcontractor or consultant of the Business, or a Buyer Entity to leave such position or to accept a position with Seller, the Principals or any of its Affiliates, or (ii) tortiously interfere with any Buyer Entity's relationship with, or solicit any business that is a competing business from, any of its subcontractors, customers or employees.

         7.03. GENERAL. With respect to the covenants contained in this Article VII, Seller and each of the Principals agree that any remedy at law for any breach of said covenants may be inadequate and that Buyer and/or Parent shall be entitled to specific performance or any other mode of injunctive or other equitable relief to enforce their rights hereunder or any other relief a court might award. The existence of any claim or cause of action, which Seller or either Principal or any other Person may have against any Buyer Entity, shall not constitute a defense or bar to the enforcement of any of the covenants contained in this Article VII. In the event this Article VII shall be more restrictive than permitted by applicable law, the restrictions in this Article VII shall be limited to the minimum extent required to make them enforceable. It is specifically agreed that the periods stated in this Article VII shall be computed by excluding from such computation any time during which the Principals and/or their Affiliates are determined by final and unappealable judicial decision to be in violation of any provision of this paragraph.

                                  ARTICLE VIII.
                                    COVENANTS

         8.01. ACCESS AND INQUIRY; HSR FILING.

         (a) Seller has furnished to Buyer true, correct and complete copies of all records, documentation and other information in its possession (or in the possession of Seller's attorneys or other representatives) as Buyer has reasonably requested concerning the ownership, use, operation and condition of the Business and the Assets. Seller has given Buyer reasonable access to its facilities, books, properties and records relating to the Business during normal business hours upon reasonable notice and without undue interruption and Buyer will be permitted to contact and make reasonable inquiry of employees and customers and suppliers of the Business regarding the Purchased Assets and Assumed Liabilities.

         (b) Buyer and Seller have prepared and filed all notifications and documents required to be filed for the Contemplated Transactions to comply with the HSR Act, if necessary. Buyer and Seller shall each be responsible for all of their own costs, filing fees and expenses (including, but not limited to, reasonable attorneys' fees) associated with the preparation and filing of all documents required under the HSR Act, except that Buyer shall pay the filing fee for the requisite filing under the HSR Act.

         8.02. BULK TRANSFER. The parties agree to waive compliance with any bulk transfer law applicable to any of the transactions contemplated hereby. Seller and the Principals hereby agree, jointly and severally, to indemnify and hold harmless Buyer against liability, cost and expense (including, but not limited to, reasonable attorneys' fees) arising out of noncompliance with applicable bulk transfer laws.

         8.03. CONFIDENTIAL INFORMATION.

         (a) The Seller Parties acknowledge that in the course of negotiations and discussions in connection with this Agreement and transactions contemplated hereby, the Seller Parties will have and have had access to confidential or proprietary data or information relating to the Business or to the businesses of the Buyer or Parent. For a period commencing on the date of this Agreement and ending on the fifth anniversary of the Closing Date, the Seller Parties shall not, in any capacity, divulge, communicate, disclose or make available to any Person, nor shall any Seller Party direct, or permit, any of its employees, officers, representatives or Affiliates to divulge, communicate, disclose or make available to any Person (other than to a Person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing such Seller Party's duties hereunder) or use to the detriment of Buyer and/or Parent or for the benefit of any other Person, any of such data or information. The provisions of this Section 8.03 shall survive the termination of this Agreement hereunder, whether by the normal expiration thereof or otherwise. As used in this Section 8.03, the term "confidential or proprietary data or information" shall mean information relating to Buyer and/or Parent not generally available to the public or generally known. Notwithstanding anything to the contrary contained in this Section 8.03, the term "confidential or proprietary data or information" shall not include any information which (i) has been rightly received from a third party without restriction or breach of this Agreement, (ii) is required to be disclosed by Law or court order, provided, however, that the Seller Parties shall provide the Buyer Group with written notice at least thirty (30) days prior to the disclosure of such information,
(iii) is already known by the Seller Parties without any confidentiality undertaking, or (iv) is or becomes publicly known through no fault of the Seller Parties.

         (b) In the event the Contemplated Transactions in this Agreement are not consummated such that the Closing does not occur, the provisions of Section 8.03(a) shall apply with equal force and effect to the Buyer Group to protect the confidential or proprietary data or information of the Seller Parties.

         (c) The terms and conditions set forth in this Section 8.03 shall supersede the terms and conditions set forth in the Confidentiality Agreement entered into between Seller and Parent (the "Confidentiality Agreement"), and the Confidentiality Agreement shall cease to be of force and effect as of the date of this Agreement.

         8.04. USE OF NAME. On the Closing Date, Seller shall change its name to a name not confusingly similar to Med-Staff, Inc. and shall cease doing business under any assumed name or tradenames listed on SCHEDULE 5.17(E). On the Closing Date, Seller shall deliver to Buyer any and all required instruments deemed necessary by any and all applicable Governmental Authorities to terminate any previously filed assumed name or tradenames listed on SCHEDULE 5.17(E). Promptly after any such filing, Buyer shall deliver proof of said filings to Seller.

         8.05. NO SOLICITATION, ETC. Seller and any Affiliate, officer, employee or representative thereof and each of the Principals (collectively, the "Covered Parties") shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Covered Parties with respect to an Acquisition Proposal (as defined herein) regarding the Purchased Assets and/or the Business. From the date hereof, the Covered Parties shall not, directly or indirectly, encourage, solicit or initiate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal.

         8.06. FULFILLMENT OF CONDITIONS. Each of the Seller Parties and the Buyer Parties shall use its commercially reasonable efforts to cause the conditions to Closing in Articles X and XI, respectively, to be fulfilled in a timely manner after the date hereof.

         8.07. CONSENTS. The Seller Parties shall use their reasonable efforts to obtain and deliver to Buyer (a) the consents, approvals, waivers or acknowledgments listed on SCHEDULE 8.07, and (b) any and all Permits, consents, or declarations to or filings with, any Governmental Authority required in connection with the Contemplated Transactions and the Transaction Documents, duly executed by all parties other than Buyer prior to Closing, without the imposition on Buyer of any material condition, restriction or required undertaking.

         8.08. AFFILIATE TRANSACTIONS. Immediately prior to the Closing, all liabilities relating to the Business or, the Purchased Assets and payable to any Affiliate of Seller and/or the Principals shall be satisfied and discharged in full and all liabilities of any employee, officer, director or Affiliate of Seller and/or the Principals due and owing to Seller shall be satisfied and discharged in full.

         8.09. PUBLICITY. Each of the Seller Parties, on the one hand, and each of the Buyer Parties, on the other hand, covenants and agrees, jointly and severally, that all written publicity and notices to third parties (other than such party's lenders) concerning the sale of the Business and the other transactions contemplated by this Agreement shall be subject to the prior written approval of (x) Buyer, in the case of written publicity or notices to third parties by any Seller Party and (y) Seller, in the case of written publicity or notices to third parties by any Buyer Party; provided, however, this Section 8.09 shall not apply to disclosure and reporting requirements of the Buyer Parties under applicable securities laws or regulations of the Nasdaq Stock Market, which the Buyer Parties agree to provide to the Seller Parties as soon as reasonably practicable.

         8.10. UPDATE NOTICES. The Seller Parties, on the one hand, and the Buyer Parties, on the other hand, shall deliver to the other, as soon as practicable after obtaining Knowledge that any representation or warranty made by it is not true and correct, a notification of such fact.

         8.11. TAX COVENANTS. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Purchased Assets and/or the Business shall be made before the Closing Date without the prior written consent of Buyer. At or prior to Closing, Seller shall furnish Buyer an affidavit, stating under penalty of perjury, the transferor's United

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

States taxpayer identification number and that the transferor is not a foreign person, pursuant to ss. 1445(b)(2) of the Code.

         8.12. MED-STAFF NAME. On or prior to the Closing Date, Seller shall have resolved any and all pending claims against Med-Staff regarding the use and/or ownership of the name "Med-Staff" or "Med-Staff, Inc." in any form (domain name or otherwise).

         8.13. ACCRUAL FOR PROFESSIONAL LIABILITY INSURANCE. Professional liability insurance expense shall be accrued by Seller on its Financial Statements at the rate of $0.35 for each hour worked by healthcare professionals, commencing on January 1, 2003 to March 31, 2003. Commencing on April 1, 2003 and continuing until the Closing Date, professional liability insurance expense of the acquired business shall be accrued at the rate of $0.50 for each hour worked by healthcare professionals.

         8.14 FINANCING. The Buyer Parties shall use their commercially reasonable efforts to complete the $200,000,000 financing contemplated by the Commitment Letter provided to Seller on the date hereof.

                                   ARTICLE IX
                             CONDUCT OF THE BUSINESS

         9.01. From the date hereof and until the Closing Date, except as contemplated by this Agreement or expressly consented to in writing signed by Buyer, Seller and the Principals shall, and shall cause their Affiliates to: (i) conduct the Business only in the Ordinary Course of Business, (ii) maintain and preserve the Business's properties in good repair, working order and condition, including but not limited to, performing maintenance in a manner and on a basis consistent with past practice, (iii) use commercially reasonable efforts to preserve the Business's operations and organizations intact, (iv) use commercially reasonable efforts to keep available the services of the Business's current officers, (v) use commercially reasonable efforts to preserve the Business's current business relationships, including, but not limited to, the goodwill of its customers and suppliers and others having business relationships with it, (vi) except as set forth on Schedule 9 attached hereto, not change the rate or terms of compensation payable, or to become payable, to any of the Business's officers or employees, except in the Ordinary Course of its Business,
(vii) not grant any change in the rate or terms of any Seller Plan, (viii) not enter into any agreement or make any other commitment in connection with the Business or the Purchased Assets involving an amount in excess of $50,000, (ix) not sell, lease (as lesser), transfer, license (as licensor), encumber, grant or create a Lien on, any of the Purchased Assets, other than in a manner and on a basis consistent with past practice, (x) not terminate or amend any Assumed Contract, (xi) refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article V of this Agreement from not being true, complete and correct on the Closing Date as if made on such date, (xii) continue to insure itself and the Purchased Assets and all property owned by Seller in accordance with the manner disclosed in this Agreement, and to use, operate, maintain and repair the Purchased Assets consistent with past practices, (xiii) not enter into any agreement to sell Purchased Assets or supply services to others without Buyer's prior written consent, except in the Ordinary Course of Business, (xiv) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any contract, commitment or obligation of Seller related to the Business, the Purchased Assets or the Assumed Liabilities, (xv) promptly notify Buyer in writing of any written or Threatened investigation or proceeding by or relating to Seller, the Purchased Assets, the Business or this Agreement before any court or governmental department, commission, board, bureau, agency or instrumentality, (xvi) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause any of the Purchased Assets to be depleted or any of the Accounts Receivables or trade payables to be collected on an accelerated basis, other than in the Ordinary Course of Business, (xvii) use its best efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Closing Date and (xviii) not terminate any of its employees without the prior written consent of Buyer, other than in the Ordinary Course of Business; (xix) not dispose of or modify or alter the Purchased Assets, other than in the Ordinary Course of Business, or incur, create or assume any Lien (other than Permitted Liens, which must be discharged on or prior to the Closing Date) on any Purchased Asset; or (xx) take any action which could reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

                                   ARTICLE X.
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         All obligations of the Buyer Parties under this Agreement are subject, at the Buyer Parties' sole and absolute discretion, to the fulfillment prior to or at the Closing, of each of the following conditions.

         10.01. REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct (a) in all respects with regard to representations and warranties limited by materiality qualifications or references to Material Adverse Effect and (b) in all material respects with regard to all other representations and warranties, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         10.02. PERFORMANCE OF COVENANTS AND AGREEMENTS. Each Seller Party shall have performed in all material respects the covenants and agreements required to be performed by it/him at or prior to the Closing pursuant to this Agreement.

         10.03. CONSENTS. Seller shall have delivered to Buyer at or prior to the Closing all consents from governmental and regulatory agencies, landlords, mortgagees, secured parties or other third parties that, individually or in the aggregate, could have a Material Adverse Effect on the Business or the Purchased Assets subsequent to Closing if not obtained and all such consents shall be in full force and effect on the Closing Date, without the imposition upon Buyer or the Business of any new conditions, restrictions or required undertakings.

         10.04. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of Seller since December 31, 2002.

         10.05. EMPLOYMENT AGREEMENTS.

         (a) Each of Davis and Rodden shall have executed an employment agreement with Buyer in the form attached hereto as EXHIBIT 10.05(A)(I) and
EXHIBIT 10.05(A)(II), respectively.

         (b) Each of the Key Employees of Seller identified on SCHEDULE 10.05(B) shall have executed an employment agreement with Buyer in the form attached hereto as EXHIBIT 10.05(B).

         (c) Each of the persons listed on SCHEDULE 10.05(C) shall have executed confidentiality/non-compete agreements with Buyer in the form attached hereto as
EXHIBIT 10.05(C).

         10.06. FINANCING COMMITMENT. The Buyer Parties shall have received financing of no less than $200,000,000 having terms no less favorable to them than are contained in the Commitment Letter provided to Seller on the date hereof, as necessary to consummate the Contemplated Transactions.

         10.07. LITIGATION. There shall not be in effect on the Closing Date any order, writ, judgment, decree or similar order or any Law, of any Governmental Authority restraining, enjoining or questioning the validity of, or otherwise prohibiting or making illegal the consummation of, any of the transactions contemplated by the Transaction Documents. There shall not be pending or Threatened on the Closing Date any action or proceeding that questions the validity or legality of this Agreement or the transactions contemplated by this Agreement or that seeks injunctive relief in connection therewith.

         10.08. OPINION OF SELLER'S COUNSEL. Seller shall have delivered to Buyer an opinion of Ballard Spahr Andrews & Ingersoll, LLP dated the Closing Date in a form mutually agreed upon by the parties.

         10.09. SELLER PARTIES' DELIVERIES. Each Seller Party, as applicable, shall deliver on the Closing Date the following items and documents to Buyer:

         (a) Physical delivery of all Tangible Assets by making them available at Seller's offices, together with any and all warranties, manuals, instructions and other literature in the possession of Seller relating to the ownership or operation of the Tangible Assets. In addition, such notices to telephone companies, internet service providers and others required to transfer Seller's telephone and facsimile numbers, e-mail addresses, intellectual property addresses and domain addresses, used in the Business to Buyer and physical delivery of all books, files and records concerning the Purchased Assets.

         (b) Such instruments of assignment, transfer or conveyance executed by Seller, as Buyer may reasonably request in order to assign, convey and transfer to Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens, including, but not limited to, a bill of sale reasonably satisfactory to Buyer.

         (c) Certificates, on behalf of each of the Seller Parties, executed by the President or Trustee, as applicable, of each of the Seller Parties, dated the Closing Date, certifying that the conditions set forth in Sections 10.01 through 10.04 have been satisfied; and

         (d) Physical delivery of all original or certified copies of documentation concerning the Seller IP, including, but not limited to, registrations and applications of any patents, copyrights, trade marks or service marks, original artwork, data bases, computer programs, notes, sketches, flowcharts, diagrams and software.

         10.10. GOVERNANCE.

         Seller shall deliver to Buyer the following corporate documentation with respect to Seller:

         (a) Seller shall deliver to Buyer the following corporate documentation:

                  (i) Seller's Articles of Incorporation, certified as of a date within ten (10) days prior to the Closing Date by the Department of State of the Commonwealth of Pennsylvania and Seller's Bylaws, both certified as of the Closing Date by the President or Secretary of Seller as being in full force and effect;

                  (ii) Subsistence Certificate with respect to Seller, certified as of a date within ten (10) days prior to the Closing Date from the Secretary of State of the Commonwealth of Pennsylvania and Good Standing Certificates in each other state in which Seller is qualified to do business;

                  (iii) Resolutions of the Board of Directors of Seller and each of the Principals in their capacities as sole shareholders, approving this Agreement and all the transactions contemplated hereby on behalf of Seller and certified by the President or Secretary of Seller, respectively, as being in full force and effect and unmodified;

                  (iv) An incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and any Transaction Documents to which Seller is a party.

         (b) Seller shall deliver to Buyer the following other documentation:

                  (i) A confidentiality/non-compete agreement between Buyer and Dave Gorelick in the form attached hereto as EXHIBIT 10.10(B)(I);

                  (ii) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel to consummate the Contemplated Transactions;

                  (iii) the Trust's governing documents, certified as of a date within five (5) days prior to the Closing Date by the Trustee as being in full force and effect; and

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

                  (iv) A resolution of the Trust approving this Agreement and the Contemplated Transactions.

         10.11. OTHER TRADENAME CHANGE Seller shall deliver to Buyer evidence that Seller has changed its name and any and all required instruments deemed necessary by any and all applicable Governmental Authorities to terminate any previously filed assumed name or similar certificates regarding such tradenames listed on SCHEDULE 5.17.

         10.12. TRANSITIONAL SERVICES AGREEMENT; ESCROW AGREEMENT. Seller shall execute and deliver to Buyer the Transitional Services Agreement and an Escrow Agreement having terms and conditions mutually agreed upon by the parties.

         10.13. ESTOPPEL LETTERS. Seller shall deliver to Buyer estoppel letters in a form reasonably acceptable to Buyer and dated not more than ten (10) days prior to the Closing Date, with respect to (a) the Leased Real Property, (b) those Assumed Contracts listed on SCHEDULE 10.13 attached hereto and (c) the Indebtedness set forth on SCHEDULE 10.13, executed by the landlord of each respective Leased Real Property, the hospital facility of each such Assumed Contract and the bank(s), as applicable.

         10.14. TERMINATION OF LIENS. Seller shall deliver to Buyer evidence, in form and substance satisfactory to Buyer in its sole and absolute discretion, of the full and unconditional release of any Liens, other than Permitted Liens, on the Purchased Assets.

         10.15. HSR ACT. All filings required under the HSR Act, if any, shall have been made and any required waiting period under the laws applicable to the Contemplated Transactions shall have expired or earlier terminated.

         10.16 WORKER'S COMPENSATION INSURANCE. Seller shall have delivered to Buyer an Estoppel Letter from AIG regarding Seller's workers' compensation insurance in a form reasonably acceptable to Buyer and dated not more than ten
(10) days prior to the Closing Date.

         10.17. SUBLEASE. Buyer and Drexel Technical, Inc., shall have entered into a Sublease pursuant to which Drexel Technical, Inc. subleases space from Buyer at the Facility.

         10.18. INDEBTEDNESS. All funded debt of the Seller as well as any amounts due to any Related Person of the Seller or any of the Principals shall have been paid in full and Seller shall have delivered to Buyer, evidence, satisfactory to Buyer, to such effect.

         10.19 FAILURE TO OBTAIN CONSENTS, LICENSES, PERMITS AND APPROVALS. Without restricting Buyer's right not to proceed to the Closing if the conditions in Article X are not satisfied, to the extent that the rights of Seller under any contract, license, permit or approval or other Purchased Asset or Assumed Liability to be assigned to Buyer under this Agreement may not be assigned without the consent of another person or entity which, notwithstanding Seller's use of its best efforts to obtain any such required consent(s) as promptly as possible, have not been obtained by the Closing Date, Buyer may elect that this Agreement not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and, instead, proceed with Closing, provided Buyer indemnifies for same pursuant to
Article XIV.

                                   ARTICLE XI.
             CONDITIONS PRECEDENT TO THE SELLER PARTIES' OBLIGATIONS

         All obligations of the Seller Parties under this Agreement are subject, at the Seller Parties' option, to the fulfillment prior to or at the Closing, of each of the following conditions:

         11.01. REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct (x) in all respects with regard to representations and warranties limited by materiality qualifications or references to Material Adverse Effect and (y) in all material respects with regard to all other representations and warranties, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         11.02. PERFORMANCE OF COVENANTS AND AGREEMENTS. Each Buyer Party shall have performed, in all material respects, all of the covenants and agreements required to be performed by such Buyer Party at or prior to the Closing pursuant to this Agreement.

         11.03. LITIGATION. There shall not be in effect on the Closing Date any order, writ, judgment, decree or similar order or any Law, of any Governmental Authority restraining, enjoining or questioning the validity of, or otherwise prohibiting or making illegal the consummation of, any of the transactions contemplated by the Transaction Documents. There shall not be pending or Threatened on the Closing Date any action or proceeding that questions the validity or legality of this Agreement or the transactions contemplated by this Agreement or that seeks injunctive relief in connection therewith.

         11.04. BUYER'S AND PARENT'S DELIVERIES. Each of the Buyer Parties shall have delivered to Seller a certificate, dated the Closing Date, signed by its respective Chief Executive Officer or President, certifying to the effect that, in the case of Buyer, the conditions set forth in Sections 11.01, 11.02 and
11.06 have been satisfied, and, in the case of Parent, that the conditions set forth in Sections 11.01 and 11.02 have been satisfied.

         11.05. CORPORATE GOVERNANCE. Each of the Buyer Parties shall have delivered the following corporate documentation to Seller on its respective behalf:

         (a) Good Standing certificate with respect to itself, certified as of a date within five (5) days prior to the Closing Date by the Secretary of State of Delaware.

         (b) Resolutions of its Board of Directors, approving this Agreement and all the transactions contemplated hereby on behalf of such party, certified by its President or Secretary as being in full force and effect and unmodified.

         (c) An incumbency and specimen signature certificate with respect to the officers of Buyer executing this Agreement and any Transaction Documents to which Buyer is a party.

         (d) An incumbency and specimen signature certificate with respect to the officers of Parent executing this Agreement and any Transaction Documents to which Parent is a party.

         11.06. HSR ACT. All filings required under the HSR Act, if any, shall have been made and any required period under the laws applicable to the Contemplated Transactions shall have expired or earlier terminated.

         11.07. EMPLOYMENT AGREEMENTS.

         (a) Buyer shall have executed the employment agreements with Davis and Rodden in the form attached hereto as EXHIBIT 10.04(A)(I) and EXHIBIT 10.04(A)(II), respectively.

         (b) Buyer shall have executed employment agreements with each of the Key Employees of Seller in the form attached hereto as EXHIBIT 10.04(B).

         11.08. TRANSITIONAL SERVICES AGREEMENT; ESCROW AGREEMENT. Buyer shall execute and deliver to Seller the Transitional Services Agreement and the Buyer and Parent shall execute and deliver to Seller the Escrow Agreement having terms and conditions mutually acceptable to the parties.

                                  ARTICLE XII.
                                EMPLOYEE MATTERS

         12.01. EMPLOYMENT. On or prior to the Closing Date, Buyer shall make an offer of employment to each Transferred Employee of Seller; provided, however, that any such offer of employment shall be contingent on the consummation of the Closing. Seller consents to Buyer contacting the Transferred Employees with respect to the desire of such employees to enter the employ of Buyer. Notwithstanding the foregoing, nothing herein shall be construed as to prevent Buyer from terminating the employment of any Transferred Employee at any time after the Closing Date for any reason (or no reason). Seller shall deliver to Buyer as of the Closing Date all personnel files relating to Transferred Employees who have signed authorizations and releases permitting Seller to deliver such files. Buyer will give credit to the Transferred Employees subsequent to the Closing Date for their years of service to Seller prior to the Closing Date with respect to vacation and sick time.

         12.02. COBRA. Seller agrees that it shall be Seller's (or its Affiliates') sole responsibility to provide the required notices under Part 6 of Title I of ERISA ("COBRA") to all M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A 4), and that it shall provide coverage under COBRA to such individuals and be responsible for all obligations and liabilities relating to or arising under the COBRA continuation coverage requirements.

         12.03 401(K). On or before June 1, 2003, Seller shall cause a "spin-off" of the assets and liabilities of the Med-Staff/Drexel Technical Associates, Inc. 401(k) Profit Sharing Plan (the "Seller 401(k) Plan") resulting in the division of the Seller 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable law (including, without limitation, Section 414(l) of the Code), covering, respectively (i) Transferred Employees and their beneficiaries (the "New 401(k) Plan") and (ii) all other Seller 401(k) Plan participants (and their beneficiaries) (the "Drexel 401(k) Plan"). Seller shall cause the sponsorship of the Drexel 401(k) Plan to be transferred to Drexel Technical Associates, Inc. on or before the Closing Date. Seller shall draft the appropriate documents in a form and substance reasonably satisfactory to Buyer and use its best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section
12.03. Effective as of the Closing Date, Buyer shall assume the sponsorship of the New 401(k) Plan subject to, and conditioned upon, the Closing. In the event that the Closing Date occurs on or after June 1, 2003, the Seller represents and warrants that it will maintain and operate the New 401(k) Plan in compliance with applicable law, including, without limitation, ERISA and the Code, and that the representations and warranties set forth in Section 5.15 shall be true and accurate as of the Closing Date.

         12.04. WELFARE PLANS.

         (a) As of the Closing Date, Buyer shall assume and maintain for the benefit of the Transferred Employees the New Welfare Plans (defined below) and the Seller Plans which cover solely Transferred Employees listed on SCHEDULE 12.04(A) (collectively, the "Assumed Seller Plans").

         (b) Immediately prior to, and subject to, the Closing, Seller shall cause all of the Seller Plans that are "employee welfare benefit plans" which cover Transferred Employees as well as other employees of the Seller and its Affiliates ("Seller Welfare Plans") to be divided into separate, identical component plans covering respectively (i) Transferred Employees (and their beneficiaries) (the "New Welfare Plans") and (ii) all other Seller Welfare Plan participants (and their beneficiaries), including without limitation, M&A Qualified Beneficiaries (the "Drexel Welfare Plans"). Immediately prior to, and subject to, the Closing, Seller shall cause the Drexel Welfare Plans to be transferred to Drexel Technical Associate, Inc. Prior to the Closing, Seller shall draft the appropriate documents in a form and substance reasonably satisfactory to Buyer and use its best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 12.04(b). Effective as of the Closing Date, Buyer shall assume the New Welfare Plans subject to, and conditioned upon, the Closing.

         (c) Notwithstanding the foregoing, to the extent that Buyer provides similar benefits under a different plan, nothing contained in this Section 12.04 shall cause or result in the Transferred Employees receiving, or being eligible to receive, duplicate benefits or, until December 31, 2003, if the Transferred Employees (and their beneficiaries) are eligible to participate at substantially similar terms in the Buyer's different plan(s) providing similar benefits, require the Buyer to continue such Assumed Seller Plans or New Welfare Plans for any period of time following the Closing Date, or (iii) preclude the Buyer from terminating, amending or suspending the Assumed Seller Plans or the New Welfare Plans.

                                  ARTICLE XIII.
                                   TERMINATION

         13.01. RIGHTS TO TERMINATE. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing by prompt written notice given in accordance with Section 19.01:

         (a) by mutual written instrument signed by Buyer and Seller;

         (b) at any time after June 30, 2003 by either Buyer or Seller, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party (or its Affiliates);

         (c) by Buyer, upon a material breach of any representation, warranty or covenant on the part of any of the Seller Parties set forth herein (as determined in accordance with Section 14.07 herein), if such breach is not cured to the satisfaction of Buyer (in its sole and absolute discretion) within fifteen (15) days after delivery of a written notice from Buyer to the Seller Parties specifically describing such breach, or if any representation or warranty of any of the Seller Parties shall have become untrue, in either case such that the conditions set forth in Sections 10.01 through 10.04 would not be satisfied (a "Terminating Seller Event");

         (d) by Seller, upon a material breach of any representation, warranty or covenant on the part of Buyer or Parent set forth herein if such breach is not cured to the satisfaction of the Seller Parties (in their sole and absolute discretion) within fifteen (15) days after delivery of a written notice from the Seller Parties to the Buyer Parties specifically describing such breach or if any representation or warranty of Buyer or Parent shall have become untrue, in either case such that the conditions set forth in Section 11.01 or 11.02 would not be satisfied (a "Terminating Buyer Event").

         13.02. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either or both parties pursuant to Section 13.01 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors, members or Affiliates), except as set forth in Sections 8.03 (Confidential Information) and
18.01 (Expenses); provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions precedent to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                  ARTICLE XIV.
                            SURVIVAL; INDEMNIFICATION

         14.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS.

         (a) Notwithstanding any right of Buyer and Parent (whether or not exercised) to investigate the affairs of Seller and the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller and Buyer have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. Except as provided in the next sentence, the representations, warranties, covenants and agreements of the Seller Parties and the Buyer Parties contained in this Agreement will survive the Closing (i) indefinitely with respect to the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.07, 5.15, 5.21, 6.01, 6.02 and 6.03 contained in this Agreement; (ii) until thirty
(30) calendar days after the expiration of the applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 5.19; and (iii) until the date that is eighteen (18) months after the Closing Date in the case of all other representations and warranties; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (ii) or (iii) above will continue to survive with respect to any Claim if a notice shall have been timely given under Section 14.04 on or prior to such termination date, until the related Claim for indemnification has been satisfied or otherwise resolved.

         (b) The representations and warranties contained in Article V and
Article VI hereof are the only representations and warranties made by the parties in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by any of the parties.

         14.02. SELLER PARTIES' INDEMNIFICATION OF BUYER. Subject to the terms and limitations of this Article, from and after the Closing, the Seller Parties shall, jointly and severally, indemnify Buyer and Parent and their respective directors, officers, employees, shareholders, members, partners, agents, successors and permitted assigns (collectively, "Buyer Claimants") against any Damages which are caused by or arise out of: (i) the failure to perform or fulfill any covenant or agreement to be performed or fulfilled by the Seller Parties under any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty made by any of the Seller Parties herein or in any certificate, document or instrument delivered pursuant hereto,
(iii) the Retained Liabilities, (iv) the Retained Assets, (v) except for the Assumed Liabilities, the ownership of the Purchased Assets or the operation of the Business prior to the Closing Date, (vi) any Taxes imposed on Buyer attributable to the revenue or income Seller earned prior to the Closing Date, the revenue or income the Business earned prior to the Closing Date, or any Taxes imposed on the Purchased Assets or the Business with respect to the period on or prior to the Closing Date and (vii) the waiver of compliance with applicable Uniform Commercial Code bulk transfer requirements and (viii) any brokerage commission, finders' fee or similar alleged payments alleged to be payable relating to the Contemplated Transactions.

         14.03. BUYER PARTIES' INDEMNIFICATION OF SELLER. Subject to the terms and limitations of this Article, from and after the Closing, the Buyer Parties shall, jointly and severally, indemnify Seller and each of its officers, partners, agents, successors and permitted assigns and the Principals (collectively, "Seller Claimants") against any Damages which are caused by or arise out of: (i) the failure to perform or fulfill any covenant or agreement to be performed or fulfilled by the Buyer Parties under any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty made by any of the Buyer Parties herein or in any certificate, document or instrument delivered pursuant hereto, (iii) the Assumed Liabilities, (iv) the operation of the Business or ownership of the Purchased Assets by Buyer on or after the Closing Date, (iv) any brokerage commission, finders' fee or similar payments alleged to be payable relating to the Contemplated Transactions or (v) Buyer's involvement in the resolution of any Claim subject to the provisions of
Section 14.08, whether or not Buyer acts reasonably (such action being conclusively presumed to be for the benefit of Buyer).

         14.04. TERMS AND CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Seller Parties and of the Buyer Parties to indemnify each other pursuant to this Article XIV shall be subject to the following terms and conditions:

         (a) The party seeking indemnification (the "Claimant") must promptly give the party or parties from which it is seeking indemnification (collectively, the "Indemnitor"), written notice of any such Claim. The Claimant's failure to give prompt notice, however, shall not serve to eliminate or limit the Claimant's right to indemnification hereunder except to the extent such failure materially prejudices the rights of the Indemnitor. Any indemnity notice (an "Indemnity Notice") shall state (with reasonable specificity) the basis on which any indemnification is being sought, set forth the amount of Damages for which indemnification is being sought, and in the case of third party claims, be accompanied by copies of all relevant pleadings, demands and other papers served on the Claimant.

         (b) The respective obligations and liabilities of the Seller Parties and the Buyer Parties to indemnify pursuant to this Article XIV in respect of any Claim or assertion of liability by a third party shall be subject to the following additional terms and conditions:

                  (i) The Indemnitor shall have the right to undertake, by counsel of its own choosing reasonably satisfactory to Claimant, the defense, compromise and settlement of such Claim.

                  (ii) In the event that the Indemnitor shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Claimant shall fail to defend, the Claimant (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel of its own choosing, on behalf of and for the account and risk of the Indemnitor (subject to the right of the Indemnitor to assume defense of such Claim at any reasonable time prior to settlement, compromise or final determination thereof).

                  (iii) Anything in this Section 14.04 to the contrary notwithstanding, (a) if there is a reasonable probability that a Claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (b) the Indemnitor shall not, without the Claimant's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the Claimant of a release from all liability in respect of such Claim, (c) the Indemnitor shall not, without the Claimant's written consent, consent to the entry of any order with respect to a Claim, or compromise or settle any Claim, on terms imposing any obligation on the Claimant other than the payment of money in a single installment (which amount shall be paid by Indemnitor), (d) except as set forth in subsection (iv) below, the Claimant shall not, without the Indemnitor's written consent, which shall not be unreasonably withheld, consent to the entry of an order with respect to a Claim, or compromise or settle any Claim and (e) in the event that the Indemnitor undertakes the defense of any Claim, the Claimant by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such Claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate with respect to such Claim.

                  (iv) If the Indemnitor fails to pay, compromise or settle the Claim within sixty (60) days of the date of receipt of the notice thereof pursuant to Section 14.04(a) or to commence to contest the Claim within such 60-day period and thereafter to prosecute such contest diligently, the Claimant may pay the Claim and the Indemnitor shall promptly, upon written demand of Claimant, reimburse Claimant for the full amount of such payment, plus interest from the date of such payment by Claimant to the date of reimbursement by Indemnitor at the publicly announced base interest rate of Citibank, N.A. (or any successor bank) in effect from time to time during such period.

         14.05. LIMIT ON INDEMNIFICATION.

         (a) The amount of Damages for which indemnification is provided under this Article XIV shall be net of any amounts recovered by the Claimant under Insurance Policies on its behalf (after giving effect to any deductibles) with respect to such Damages. A Claimant will be required to use reasonable commercial efforts to pursue collection under any of its Insurance Policies, as applicable. For purposes of this Agreement, "Damages" shall be deemed to include the portion of any increases in insurance premiums shown to be attributed to Claims for which indemnification was to be provided under this Agreement but for recovery by the Claimant under Insurance Policies on its behalf.

         (b) Notwithstanding anything herein to the contrary, (i) the Seller Parties shall not be required to indemnify a Buyer Claimant under Section 14.02(ii) or Section 14.02(v) unless, and only to the extent that, the aggregate cumulative sum of all Claims for which indemnity would otherwise be due under
Section 14.02 exceeds $900,000. Notwithstanding anything herein to the contrary, the Buyer Parties shall not be required to indemnify a Seller Claimant under
Section 14.03(ii) unless, and only to the extent that, the aggregate cumulative sum of all claims for which indemnity would otherwise be due under Section 14.03 exceeds $900,000. This Section 14.05 shall not apply to any claims of fraud.

         (c) The total amount of indemnification to be paid jointly and severally by the Seller Parties on the one hand, and the Buyer Parties on the other hand pursuant to this Article XIV shall be limited to fifty percent (50%) of the Purchase Price actually paid to the Seller Parties.

         14.06 EXCLUSIVE REMEDY. The indemnification in this Article XIV shall be the exclusive remedy of the parties hereto with respect for claims for Damages; provided, however, in no event will this Article XIV limit any rights to injunctive or other equitable relief pursuant to the terms herein.

         14.07. QUALIFICATIONS. Notwithstanding anything to the contrary in this Agreement, for purposes of the application of the indemnity provisions in this
Article XIV, the determination of whether a breach of any representation, warranty or covenant in this Agreement has occurred and the amount of any Damages resulting therefrom shall be determined without giving effect to any "Material Adverse Effect" qualification or any other materiality or similar qualification contained in the representations, warranties, covenants or agreements herein.

         14.08 OTHER CLAIMS. Each of the parties hereto acknowledges and agrees that in the event Seller is Threatened with or receives written notice of the commencement of any proceeding against Seller by any of its former healthcare facility customers that is also a client of Buyer and/or its Affiliates, Seller will promptly notify Buyer in writing of the same. Such notice shall identify
(i) the name of the healthcare facility, (ii) copies of all notices and documentation delivered to Seller by the healthcare facility or its Representatives, (iii) a detailed description of the alleged event(s) leading to the Claim and (iv) a summary of Seller's position regarding such Claim. Because any such Claim could adversely affect the relationship between Buyer and such healthcare facility, the Principals agree not to consent to the entry of any order with respect to any such Claim or compromise or settle any such Claim without first obtaining Buyer's written consent (which will not be unreasonably withheld or delayed), subject to Buyer's indemnification obligation arising if Buyer's involvement increases the cost to Seller of the resolution of such Claim.

                                   ARTICLE XV.
                     INDEMNITY HOLDBACK AMOUNT ARRANGEMENTS

         15.01. INDEMNITY HOLDBACK PAYMENT.

         (a) If Buyer delivers to Seller an Indemnity Notice and Seller does not give written notice of its objection on or before the twentieth Business Day thereafter (the "Indemnity Claim Objection Period"), the Indemnity Holdback Amount will be reduced, as set forth in Section 15.01(b)(ii)(x), by the amount of such Claim (the amount of each such reduction being an "Indemnity Holdback Payment Deduction") and shall be considered to be paid to Buyer in satisfaction of the Claim set forth in the Indemnity Notice. If Seller gives written notice of its objection to an Indemnity Notice during the Indemnity Claim Objection Period, the Claim will not give rise to an Indemnity Holdback Payment Deduction until Seller gives written notice of its consent to such Claim or as provided in

Section 15.01(c). Notwithstanding anything to the contrary in this Agreement, Seller's obligations under Section 14.02 will not be limited to the Indemnity Holdback Amount.

         (b) On the date eighteen (18) months after the Closing Date (the "Indemnity Holdback Payment Date"), Buyer and Seller shall direct the Escrow Agent to release an amount of cash (the "Indemnity Holdback Payment") to Buyer, equal to (i) the Indemnity Holdback Amount minus (ii) the sum of (x) any Indemnity Holdback Payment Deductions and (y) the amount of any additional Claims made by Buyer pursuant to an Indemnity Notice that are pending or unresolved as of the Indemnity Holdback Payment Date.

         (c) If, on the Indemnity Holdback Payment Date, any amounts are withheld from Seller under Section 15.01(b)(ii)(y) ("Withheld Amounts"), Buyer and Seller shall direct the Escrow Agent to deliver such amounts to Seller when and to the extent (i) Buyer gives written notice of its consent to make such payments, (ii) Seller, in the case of Claims other than Third-Party Claims, delivers to Buyer a final order of a court of competent jurisdiction (a "Final Order"), or, if the parties agree to arbitration, an arbitrator agreed to by the parties, with respect to such Claim ordering such payment or (iii) in the case of Third-Party Claims, Buyer receives a Final Order determining that the amounts payable by Buyer with respect to such Claims are less than the Withheld Amounts with respect thereto. Notwithstanding anything to the contrary in this Article XV, Seller will not be entitled to any Withheld Amounts with respect to which Seller does not commence litigation, or, if arbitration is agreed to by the parties, arbitration, on or before the date six months after the Indemnity Holdback Payment Date other than Withheld Amounts relating to Claims to the extent they arise from third-party claims commenced against Buyer (or Buyer and Seller) ("Third-Party Claims").

         (d) Buyer shall, in any Indemnity Notice it delivers prior to the Indemnity Holdback Payment Date, set forth the sum of (x) all Indemnity Holdback Payment Deductions and (y) all additional Claims made by Buyer pursuant to an Indemnity Notice that are pending or remain unresolved. In addition, up to once per calendar quarter, upon the written request of Seller, Buyer shall deliver a statement, signed by an officer of Buyer, setting forth the sum remaining in the Indemnity Holdback Amount. Any amount of the Indemnity Holdback Payment not required to be released by the Escrow Agent to Seller under this Section 15.01 shall be released to Buyer on the Indemnity Holdback Payment Date.

                                  ARTICLE XVI.
                         COOPERATION IN VARIOUS MATTERS

         16.01. MUTUAL COOPERATION. After the Closing, the Seller Parties and Buyer shall cooperate with each other as reasonably requested between them in connection with the prosecution or defense of any claims or other matters relating to the Business or the Purchased Assets. Such cooperation shall include the furnishing of testimony and other evidence as reasonably requested, permitting access to employees during normal business hours, upon reasonable notice and without undue interruption and providing information regarding the whereabouts of former employees.

         16.02. PRESERVATION OF SELLER PARTIES' FILES AND RECORDS. For a period of six (6) years after the Closing, the Seller Parties shall, and shall cause their Subsidiaries, if any, to, preserve all files and records in their possession relating directly and primarily to the Business, allow the Buyer Group access to such files and records and the right to make copies and extracts therefrom at the Buyer Group's expense at any time during normal business hours and upon reasonable notice, and not dispose of any thereof, except that at any time after the Closing, any Seller Party may, but shall not be required to, give Buyer written notice of its intention to dispose of any records that are more than six (6) years old, specifying the items to be disposed of in reasonable detail. Any Buyer Entity may, within a period of sixty (60) days after receipt of any such notice, notify such Seller Party of the Buyer Group's desire to retain one or more of the items to be disposed of. Such Seller Party shall, upon receipt of such a notice from the Buyer Group, deliver such items as reasonably requested, at the Buyer Group's expense.

                                  ARTICLE XVII.
                              POST-CLOSING MATTERS

         17.01. INFORMATION FOR REPORTS. At the reasonable request of Seller, Buyer shall provide to Seller on a timely basis, in such form as Seller may reasonably request, such information relating to Seller and the Business for periods ending on or prior to the Closing Date as Seller may require in order to enable it to prepare financial, Tax and other reports and statements for such periods.

         17.02. FURTHER COOPERATION AND ASSISTANCE.

         (a) The parties hereto will, at any time and from time to time after the Closing Date, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further deeds, assignments, powers of attorney, instruments of conveyance, transfer and license, and take such additional actions, as the other party or their successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer any Purchased Assets.

         (b) The Seller Parties shall, after the Closing Date, cooperate and provide assistance to Buyer on the terms and conditions set forth in the Transitional Services Agreement.

         (c) After the Closing Date, unless Buyer shall otherwise agree in writing, Seller shall: accurately prepare and file in the time periods prescribed therefor all Tax Returns with respect to income attributable to the Business in the period prior to the Closing Date, and pay when due all Taxes due and owing with respect thereto to the extent they may create any encumbrance on any Asset, discharge all Retained Liabilities in the Ordinary Course of Business in accordance with past practices and not use the Seller IP.

         17.03. PAYMENTS RECEIVED BY SELLER SUBSEQUENT TO THE CLOSING DATE. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of the Business, the Purchased Assets or the Assumed Liabilities. After the Closing, Seller will hold and promptly transfer and deliver to Buyer (in no event later than five (5) days after receipt), from time to time, as and when received, any cash, checks with appropriate endorsements or other property that Seller may receive on or after the Closing which properly belongs to Buyer and will account to Buyer for all such receipts.

         17.04. PENDING DISPUTES. Except as listed on SCHEDULE 17.04, from and after the Closing Date, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any customer of the Business and any Purchased Asset, obligation or liability of Seller acquired or assumed by Buyer pursuant hereto, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto upon disclosing to and consulting with Seller. Seller shall notify Buyer immediately of any claim made with respect to any such customer, asset, obligation or liability and shall not, except with the prior written consent of Buyer, make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such obligation or liability. Seller shall cooperate with Buyer in any reasonable manner requested by Buyer in connection with any negotiations or proceedings involving any such obligation or liability.

                                 ARTICLE XVIII.
                                    EXPENSES

         18.01. BUYER'S AND SELLER PARTIES' EXPENSES. Except as otherwise provided in this Agreement, the Buyer Parties, on their behalf, and the Seller Parties, on their behalf, shall pay the expenses incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement, including, but not limited to, expenses in connection with the preparation, authorization, execution and performance of this Agreement and the Transaction Documents and all fees and expenses of such party's brokers, finders, agents, representatives, counsel and accountants.

         18.02. TRANSFER TAXES. Buyer shall pay the cost of any sales, transfer, value added, excise, recording, registration or similar Taxes (but excluding any capital gains taxes or similar Taxes) applicable to the transfer of the Purchased Assets pursuant to this Agreement.

                                  ARTICLE XIX.
                                     NOTICES

         19.01. NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement or any of the Transaction Documents shall be deemed to have been duly given if in writing and delivered personally, delivered by facsimile transmission (upon telephonic confirmation of receipt), or delivered by overnight courier or first-class, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to the Seller Parties:

Seller:
Med-Staff, Inc.
4 Aronwold Lane
Newtown Square, PA  19073
Attn:  Mr. William G. Davis
Fax No.:  (610) 353-7850
E-mail address:  bdavis@medstaffinc.com

Shareholders:
Mr. William G. Davis
4 Aronwold Lane
Newtown Square, PA  19073
Attn:  Mr. William G. Davis
Fax No.:  (610) 353-7850
E-mail address:  bdavis@medstaffinc.com

Davis Family Electing Small Business Trust
4 Aronwold Lane
Newtown Square, PA  19073
Attn:  Mr. William G. Davis
Fax No.:  (610) 353-7850
E-mail address:  bdavis@medstaffinc.com

And

Mr. Timothy Rodden
18 Castle Rock Drive
Havertown, PA  19083
Fax No.:  (610) 353-7850
E-mail address:  trodden@medstaffinc.com

With, in any such case, a mandatory copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103
Attn:  John B. Wright, II, Esquire
Fax No.:  (215) 864-8999
E-mail address:  wrightj@ballardspahr.com



If to the Buyer Parties:                             With a copy to:

c/o Cross Country, Inc.                              Proskauer Rose LLP
6551 Park of Commerce Blvd., N.W.                    1585 Broadway
Suite 200                                            New York, New York  10036
Boca Raton, FL  33487
Attn:  Victor Kalafa Fax:  (800) 565 9774            Attn:  Stephen W. Rubin, Esq.
Fax No.:  (800) 551-7782                             Fax No.:  (212) 969-2900
E-mail address:  vkalafa@crosscountry.com            E-mail address:  srubin@proskauer.com

Any party may change the address to which such communications are to be directed to it by giving written notice to the other party in the manner provided above.

                                   ARTICLE XX.
                                  MISCELLANEOUS

         20.01. ENTIRE AGREEMENT. This Agreement and the Transaction Documents set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede the Letter of Intent and all prior agreements, arrangements and understandings relating thereto. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party or any Related Person which is not set forth in this Agreement or in the Transaction Documents.

         20.02. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

         20.03. SUCCESSORS AND ASSIGNS. This Agreement shall not be transferred or assigned by any of the Seller Parties without the prior written consent of Buyer or by Parent without the prior written consent of Seller. Any permitted assignee shall assume, and shall agree to be bound by, all obligations of the assignor to be performed under this Agreement from and after the date of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         20.04. AMENDMENTS AND WAIVER. This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by each of the Buyer Parties and each of the Seller Parties. Failure of any party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

         20.05. CAPTIONS. The captions used in this Agreement are for convenience of reference only and shall not be considered in the interpretation of the provisions hereof.

         20.06. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

         20.07. BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

         20.08. THIRD PARTIES. Unless expressly stated herein to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         20.09. SCHEDULES INCLUDED IN EXHIBITS; INCORPORATION BY REFERENCE. Any reference to an Exhibit to this Agreement contained herein shall be deemed to include any Schedules to such Exhibit. Each of the Exhibits referred to in this Agreement (including Schedules thereto), and each Schedule to this Agreement is hereby incorporated by reference in this Agreement as if such Exhibits and Schedules were set out in full in the text of this Agreement.

         20.10. ARBITRATION. Any controversy or claim between the Seller Parties and the Buyer Parties with respect to the subject matter of this Agreement will be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law) and the Expedited Procedures under the Commercial Arbitration Rules of the American Arbitration Association or such other rules and procedures as the parties to the dispute may hereafter consent to in writing. Judgment upon any arbitration award may be entered into in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim under this Agreement in any court having jurisdiction over such action. The arbitration will be conducted in New York, New York by a three-person panel and administered by the American Arbitration Association. All arbitration hearings will commence within ninety (90) days of the demand for arbitration. One arbitrator shall be appointed by the Seller Parties and one arbitrator shall be appointed by the Buyer Parties and, such arbitrators shall use commercially reasonable efforts to jointly appoint a third arbitrator who has either a knowledge of the staffing industry or knowledge of the healthcare industry. Further, the arbitrators will only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days. Notwithstanding the above, any party may seek equitable relief permitted by this Agreement from any court of competent jurisdiction. The dispute that is the subject of such request for equitable relief shall be submitted to arbitration in accordance with this Section 20.10.

         20.11. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         20.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

         20.13. NO CONSTRUCTION AGAINST DRAFTSMEN. The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

         20.14. ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, but not limited to, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, but not limited to, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         20.15. EQUITABLE REMEDIES. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or Threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CROSS COUNTRY NURSES, INC.


By: /s/ Joseph A. Boshart
    -----------------------
Name:  Joseph A. Boshart
Title: President

CROSS COUNTRY, INC.

By: /s/ Joseph A. Boshart
    -----------------------
Name:  Josheph A. Boshart
Title: President

MED-STAFF, INC.


By: /s/ William G. Davis
    -----------------------
Name:  William G. Davis
Title: CEO/President

DAVIS FAMILY SMALL BUSINESS ELECTING TRUST

By: /s/ William G. Davis
    -----------------------
Name:  William G. Davis
Title: Trustee

/s/ William G. Davis
---------------------------
William G. Davis, individually


/s/ Timothy Rodden
---------------------------
Timothy Rodden, individually

DAVIS FAMILY SMALL BUSINESS ELECTING TRUST

/s/ Deborah A. Davis
---------------------------
Deborah A. Davis

/s/ James Davis
---------------------------
James Davis